Exhibit 10.1

CREDIT AND GUARANTY AGREEMENT

dated as of February 9, 2007

among

MR DEFAULT SERVICES LLC,

E-DEFAULT SERVICES LLC,

STATEWIDE TAX AND TITLE SERVICES LLC,

STATEWIDE PUBLISHING SERVICES LLC,

as Borrowers,

MR PROCESSING HOLDING CORP.,

CERTAIN SUBSIDIARIES OF BORROWERS,
as Guarantors,

VARIOUS LENDERS,

RBS SECURITIES CORPORATION,
as Sole Lead Arranger, Sole Book Runner and Syndication Agent,

and

THE ROYAL BANK OF SCOTLAND PLC,
as Administrative Agent, Collateral Agent and Documentation Agent

$150,000,000 Senior Secured Credit Facilities

i

APPENDICES:
A-1:	Initial Term Loan Commitments
A-2:	Delayed Draw Term Loan Commitments
A-3:	Revolving Commitments

SCHEDULES:
1.01:	Designated Consolidated Adjusted EBITDA and Consolidated Capital Expenditures
3.01(h):	Closing Date Mortgaged Properties
4.01:	Jurisdictions of Organization and Qualification
4.02:	Capital Stock and Ownership
4.13:	Real Estate Assets
4.16:	Material Contracts
4.21:	Certain Fees
4.29:	Agreements with Managers
4.34:	Unauthorized UCC Filings
6.01:	Certain Indebtedness
6.02:	Certain Liens
6.07:	Certain Investments
6.12:	Certain Affiliate Transactions

EXHIBITS:
A-1:	Funding Notice
A-2:	Conversion/Continuation Notice
A-3:	Issuance Notice
B-1:	Term Loan Note
B-2:	Revolving Loan Note
B-3:	Swing Line Note
B-4:	Incremental Term Loan Note
C:	Compliance Certificate
D:	Opinions of Counsel
E:	Assignment and Assumption Agreement
F-1:	Closing Date Certificate
F-2:	Solvency Certificate
G:	Counterpart Agreement
H:	Pledge and Security Agreement
I:	Mortgage
J:	Landlord Collateral Access Agreement

v

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of February 9, 2007, is entered into by and among MR Default Services LLC, a Delaware limited liability company (“MR”), E-Default Services LLC, a Delaware limited liability company (“E-Default”), Statewide Tax and Title Services LLC, a Delaware limited liability company (“STT”), Statewide Publishing Services LLC, a Delaware limited liability company (“Statewide Publishing” and, together with MR, E-Default and STT, the “Borrowers”), MR Processing Holding Corp., a Delaware corporation (“Holdings”), CERTAIN SUBSIDIARIES OF BORROWERS, as Guarantors, the Lenders party hereto from time to time, RBS SECURITIES CORPORATION (“RBSS”), as Sole Lead Arranger, Sole Book Runner and Syndication Agent (in such respective capacities, “Lead Arranger,” “Book Runner,” and “Syndication Agent”), and THE ROYAL BANK OF SCOTLAND PLC (“RBS plc”), as Administrative Agent, Collateral Agent and Documentation Agent (in such respective capacities, “Administrative Agent,” “Collateral Agent” and “Documentation Agent”).

RECITALS

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.01 hereof;

WHEREAS, pursuant to the Phase 1 Acquisition Agreements, MR has agreed to acquire certain assets from the Phase 1 Sellers;

WHEREAS, Lenders have agreed to extend certain credit facilities to Borrowers, in an aggregate amount not to exceed $150,000,000, consisting of (i) $110,000,000 aggregate principal amount of Initial Term Loans, (ii) up to $30,000,000 aggregate principal amount of Delayed Draw Term Loans and (iii) up to $10,000,000 aggregate principal amount of Revolving Commitments;

WHEREAS, (i) the proceeds of the Initial Term Loans will be used, together with the Senior Subordinated Notes, to (a) finance, in part, the Phase 1 Acquisitions, (b) refinance all Existing Indebtedness of the Borrowers, (c) pay fees and expenses incurred in connection with the Transactions (other than any Phase 2 Acquisitions), and (d) provide ongoing working capital and for other general corporate purposes of Borrowers and their Domestic Subsidiaries (including, but not limited to Permitted Acquisitions); (ii) the proceeds of the Delayed Draw Term Loans will be used to (a) finance any Phase 2 Acquisitions and (b) pay fees and expenses incurred in connection with any Phase 2 Acquisitions; and (iii) the proceeds of the Revolving Loans shall be used to provide ongoing working capital and for other general corporate purposes of the Borrowers and their Domestic Subsidiaries (including, but not limited to Permitted Acquisitions);

WHEREAS, Borrowers have agreed to secure all of their Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of their respective assets, including a pledge of all of the Capital Stock of each of their Domestic Subsidiaries and 65% of all the Capital Stock of each of their Foreign Subsidiaries; and

WHEREAS, Guarantors have agreed to guarantee the obligations of Borrowers hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of their respective assets, including a pledge of all of the

Capital Stock of each of their respective Domestic Subsidiaries (including Borrowers) and 65% of all the Capital Stock of each of their respective Foreign Subsidiaries.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE ONE
DEFINITIONS

Section 1.01         Definitions.

The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/100 of 1%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Telerate Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3740 or 3750, as applicable) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by RBS plc for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.

“Administrative Agent” as defined in the preamble hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of an Authorized Officer of Holdings or any of its Subsidiaries, threatened against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries.

“Affected Lender” as defined in Section 2.33(b).

“Affected Loans” as defined in Section 2.33(b).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means each of Syndication Agent, Administrative Agent, Collateral Agent and Documentation Agent.

“Aggregate Payments” as defined in Section 7.02.

“Agreement” means this Credit and Guaranty Agreement, dated as of February 9, 2007, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Applicable Delayed Draw Term Loan Commitment Fee” means (a) 1.00% per annum at any time that the amount drawn under the Delayed Draw Term Loans is less than or equal to 50% of the Delayed Draw Term Loan Commitments and (b) 0.75% per annum at any time that the amount drawn under the Delayed Draw Term Loans is greater than 50% of the Delayed Draw Term Loan Commitments.

“Applicable Margin” means (a) from the Closing Date until the beginning of the first Interest Period after the date of delivery of the Compliance Certificate and the financial statements for the second full Fiscal Quarter ending after the Closing Date, a percentage, per annum, equal to (i) for Revolving Loans, Initial Term Loans and Delayed Draw Term Loans, if any, that are Eurodollar Rate Loans, 3.25% per annum and (ii) for Revolving Loans, Initial Term Loans, Delayed Draw Term Loans, if any, and Swing Line Loans that are Base Rate Loans, 2.25% per annum; and (b) thereafter, with respect to Revolving Loans, Initial Term Loans, Delayed Draw Term Loans, if any, and Swing Line Loans, a percentage, per annum, determined by reference to the Total Leverage Ratio in effect from time to time as set forth below:

TOTAL LEVERAGE RATIO	APPLICABLE MARGIN FOR REVOLVING LOANS, INITIAL TERM LOANS AND DELAYED DRAW TERM LOANS (EURODOLLAR LOANS)	APPLICABLE MARGIN FOR REVOLVING LOANS, INITIAL TERM LOANS, DELAYED DRAW TERM LOANS AND SWING LINE LOANS (BASE RATE LOANS)
> 4.50:1.00	3.25%	2.25%
< 4.50:1.00 and > 3.50:1.00	3.00%	2.00%
< 3.50:1.00	2.75%	1.75%

No change in the Applicable Margin shall be effective until three (3) Business Days after the date on which Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 5.01(d) calculating the Total Leverage Ratio.  At any time the

Borrowers have not submitted to Administrative Agent the applicable information as and when required under Section 5.01(d), the Applicable Margin shall be determined as if the Total Leverage Ratio were in excess of 4.50:1.00 until three (3) Business Days after Borrowers submit such information.  Within one Business Day after receipt of the applicable information under Section 5.01(d), Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Margin in effect from such date.

In the event that any Compliance Certificate delivered pursuant to Section 5.01(d) is shown to be inaccurate (regardless of whether any Loans or Commitments are outstanding when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin actually applied for such Applicable Period, then (i) the Loan Parties shall immediately deliver to Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if the Total Leverage Ratio were as shown in such correct Compliance Certificate for such Applicable Period, and (iii) Borrowers shall immediately pay to Administrative Agent the accrued additional interest and additional fees, if any, owing as a result of such increased Applicable Margin for such Applicable Period.  Nothing in this paragraph shall in any way limit the rights of any Agent or the Lenders with respect to Section 2.22 or Article Eight.

“Applicable Percentage” means with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator.  Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans.  A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender.  The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than any Borrower or any Guarantor Subsidiary), in one transaction or a series of transactions, of all or any part of Holdings’ or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any of Holdings’ Subsidiaries, other than (i) inventory (or other assets) sold or leased in the ordinary course of business (excluding any such sales by operations or divisions discontinued or to be discontinued), and (ii) sales of other assets for aggregate consideration of less than $250,000 individually or in the aggregate, during any Fiscal Year.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06), and accepted by Administrative Agent, in substantially the form of Exhibit E or any other form approved by Administrative Agent.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent, Issuing Bank, Lender and Lender Counterparty.

“Big Four Accounting Firm” means any of Ernst & Young LLP, PWC, Deloitte & Touche LLP or KPMG LLP.

“Board of Directors” means (i) in the case of a Person that is a limited partnership, the general partner or any committee authorized to act therefor, (ii) in the case of a Person that is a corporation, the board of directors of such Person or any committee authorized to act therefor, (iii) in the case of a Person that is a limited liability company, the board of managers or members of such Person or such Person’s manager or any committee authorized to act therefor and (iv) in the case of any other Person, the board of directors, management committee or similar governing body or any authorized committee thereof responsible for the management of the business and affairs of such Person.

“Borrowers” as defined in the preamble hereto.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means, at any time, (i) Sponsor shall cease to beneficially own and control at least 50.1% on a fully diluted basis of the economic and voting interests in the Capital Stock of Holdings; (ii) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Sponsor shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors of Holdings; (iii) Holdings shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of each Borrower;  (iv) the majority of the seats (other than vacant seats) on the Board of Directors of Holdings cease to be occupied by Persons who either (a) were members of the Board of Directors of Holdings on the Closing Date or (b) were nominated for election by the Board of Directors of Holdings, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors; or (v) any “change of control” or similar event under the Senior Subordinated Notes Documents shall occur.

“Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Term Loan Exposure, (b) Lenders having Incremental Term Loan Exposure and (c) Lenders having Revolving Exposure (including Swing Line Lender) and (ii) with respect to Loans, each of the following classes of Loans: (a) Term Loans, (b) Incremental Term Loans and (c) Revolving Loans (including Swing Line Loans).

“Closing Date” means the date on which the Initial Term Loans are made, which occurred on February 9, 2007.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F-1.

“Closing Date Mortgaged Property” as defined in Section 3.01(h)(i).

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Subordination Agreement, the Pledge and Security Agreement, the Mortgages, the Landlord Collateral Access Agreements, Control Agreements, IP Security Agreements, if any, and all other instruments, documents and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Collateral Agent, for the benefit of Lenders, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations.

“Collateral Questionnaire” means a certificate in form satisfactory to the Collateral Agent that provides information with respect to the personal or mixed property of each Loan Party.

“Commitment” means any Revolving Commitment, Term Loan Commitment or Incremental Term Loan Commitment.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, and to the extent any of the items in subparagraphs (b) through (n) (other than subparagraph (m)) reduce Consolidated Net Income, (b) Consolidated Interest Expense, (c) provisions for Taxes based on income, (d) total depreciation expense, (e) total amortization expense, (f) Transaction Costs incurred and paid in the period (to the extent expensed), (g) any financial advisory fees, accounting fees, legal fees and other similar advisory or consulting fees and other out-of-pocket costs and expenses of Holdings, any Borrower or any Borrower’s

Subsidiaries in connection with the Phase 1 Acquisitions, deducted from Consolidated Net Income for any period terminating within six months of the Closing Date and in an aggregate amount not to exceed $1,000,000, (h) reimbursement of out-of-pocket expenses incurred by directors of any Loan Party or by Sponsor under any management agreement or arrangement with any Loan Party, (i) any transaction costs incurred in connection with the issuance of Securities or any refinancing transaction and any fees and expenses related to any Permitted Acquisitions that are not paid to the seller(s), (j) all one-time compensation charges, including without limitation, stay bonuses paid to existing management and severance costs, in an aggregate amount not to exceed $750,000 per Fiscal Year, (k) all expenses and charges which are not subject to dispute and with respect to which a third party is contractually obligated to reimburse Holdings or any of its Subsidiaries in a later period and such third party has the capacity to pay such expense or charge, (l) losses relating to Interest Rate Agreements or Currency Agreements, (m) the proceeds of any claim by any Borrower on business interruption insurance held by it in an amount not to exceed the earnings for such period that such proceeds were intended to replace; provided, that this clause (m) shall not apply for more than two consecutive Fiscal Quarters and (n) other non-Cash items including but not limited to FAS 123 expenses and charges (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period) minus (ii) the sum of (a) all expenses and charges under clause (i)(k) above at the time reimbursed, (b) gains  relating to Interest Rate Agreements or Currency Agreements and (c) other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period); provided that, solely for purposes of calculation of Consolidated Adjusted EBITDA for any period including the Fiscal Quarters ended June 30, 2006, September 30, 2006 and December 31, 2006 and ending March 31, 2007, Consolidated Adjusted EBITDA for such Fiscal Quarters shall equal the amount or, in the case of the Fiscal Quarter ending March 31, 2007, be calculated in the manner, set forth on Schedule 1.01.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Holdings and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any amount not payable in Cash for such period.

“Consolidated Current Assets” means, as at any date of determination, the total assets of Holdings and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Holdings and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to: (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Adjusted EBITDA, plus (b) the Consolidated Working Capital Adjustment, minus (ii) the sum, without duplication, of the amounts for such period of (a) voluntary and scheduled repayments of Consolidated Total Debt (excluding voluntary repayments of the Loans), (b) Consolidated Capital Expenditures (net of any proceeds of (y) any related financings with respect to such expenditures and (z) any sales of assets used to finance such expenditures), (c) Consolidated Cash Interest Expense, (d) provisions for current taxes based on income of Holdings and its Subsidiaries and payable in cash with respect to such period, (e) any working capital adjustment or other adjustment to the purchase price payable by any Loan Party under the Phase 1 Acquisition Agreements after the Closing Date, (f) Investments permitted under Sections 6.07(f), 6.07(g) and 6.07(n), (g) Restricted Junior Payments permitted under Sections 6.05(a) and 6.05(b) and (h) an amount equal to the aggregate of all amounts added to Consolidated Adjusted EBITDA under clauses (f), (g), (h), (i), (j) and (l) of the definition of Consolidated Adjusted EBITDA.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for Holdings and its Subsidiaries on a consolidated basis equal to (i) Consolidated Cash Interest Expense (less any payments made to obtain any Interest Rate Agreements and any expenses reimbursed under this Agreement, in each case solely to the extent such payments are included in Consolidated Cash Interest Expense), (ii) payments of principal of the Term Loans and the Incremental Term Loans under Section 2.24 and scheduled payments of principal on other Consolidated Total Debt, (iii) Consolidated Capital Expenditures (net of (x) any proceeds of any related financings with respect to such expenditures, (y) any proceeds from an Excluded Issuance, any Net Asset Sale Proceeds permitted to be reinvested under Section 2.27 or any Net Insurance/Condemnation proceeds permitted to be reinvested under Section 2.27, or (z) any capital expenditures made as a tenant in leasehold improvements to the extent reimbursed by the landlord), and (iv) the portion of Taxes based on income actually paid in Cash in such period; provided that, solely for purposes of calculation of Consolidated Fixed Charges for any period including the Fiscal Quarters ended June 30, 2006, September 30, 2006 and December 31, 2006 and ending March 31, 2007, each of Consolidated Capital Expenditures and the portion of Taxes based on income actually paid in Cash for such Fiscal Quarters shall equal the amount or, in the case of the Fiscal Quarter ending March 31, 2007, be calculated in the manner, set forth on Schedule 1.01; provided further that, solely for purposes of calculation of Consolidated Fixed Charges for any period including the Fiscal Quarters ended June 30, 2006, September 30, 2006 and December 31, 2006, each of the amounts calculated in accordance with clauses (i), (ii) and (iv) above shall exclude such Fiscal Quarters and instead be calculated by annualizing the actual aggregate amounts calculated for the other remaining Fiscal Quarters occurring in such period (for example, for the twelve-month period ended March 31, 2007, Consolidated Cash Interest Expense shall equal the aggregate amount of Consolidated Cash Interest Expense for the Fiscal Quarter ended on such date multiplied by 4, for the twelve-month period ended June 30, 2007, Consolidated Cash Interest Expense shall equal the aggregate amount of Consolidated Cash Interest Expense for the two Fiscal Quarters ended on such date multiplied by 2, and for the for the twelve-month period ended September 30, 2007, Consolidated Cash Interest Expense shall equal the aggregate amount of Consolidated Cash Interest Expense for the three Fiscal Quarters ended on such date multiplied by 4/3).

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Holdings and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Holdings and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in Section 2.23(d) of this Agreement or in the Fee Letter (as defined in the Purchase Agreement), in each case payable on or before the Closing Date; provided further that, solely for purposes of calculation of Consolidated Interest Expense for any period including the Fiscal Quarters ended June 30, 2006, September 30, 2006 and December 31, 2006, each of the amounts calculated in accordance with the foregoing shall exclude such Fiscal Quarters and instead be calculated by annualizing the actual aggregate amounts calculated for the other remaining Fiscal Quarters occurring in such period (for example, for the twelve-month period ended March 31, 2007, Consolidated Interest Expense shall equal the aggregate amount of Consolidated Interest Expense for the Fiscal Quarter ended on such date multiplied by 4, for the twelve-month period ended June 30, 2007, Consolidated Interest Expense shall equal the aggregate amount of Consolidated Interest Expense for the two Fiscal Quarters ended on such date multiplied by 2, and for the twelve-month period ended September 30, 2007, Consolidated Interest Expense shall equal the aggregate amount of Consolidated Interest Expense for the three Fiscal Quarters ended on such date multiplied by 4/3).

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person (other than a Subsidiary of Holdings) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries, (c) the income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales, discontinued operations or returned surplus assets of any Pension Plan, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Senior Secured Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Holdings and its Subsidiaries that is secured by a Lien (excluding the face amount of any letter of credit issued for the account of any Borrower or any Subsidiary that has not been drawn or as to which any Borrower or any Subsidiary is not otherwise liable at such date of determination for any reimbursement of drawings) determined on a consolidated basis in accordance with GAAP (without giving effect to original issue discount, if any).

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP (without giving effect to original issue discount, if any).

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.02.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreements” means each control agreement delivered to the Collateral Agent for the benefit of the Secured Parties and executed by the Collateral Agent, a securities intermediary or depositary bank and the applicable Loan Party on the Closing Date and each control agreement to be executed by the Collateral Agent, a securities intermediary or depository bank and the applicable Loan Party pursuant to the terms of the Pledge and Security Agreement with such modifications as the Collateral Agent may reasonably request or approve.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Loan Party pursuant to Section 5.11.

“Credit Date” means the date of a Credit Extension.

“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.

“Default” means a condition or event that constitutes an Event of Default or that, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates:  (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Sections 2.25, 2.26, 2.27 and 2.28 or by a combination thereof) and (b) such Defaulting Lender shall have delivered to Borrowers and

Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which Borrowers, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.

“Defaulted Loan” as defined in Section 2.38.

“Defaulting Lender” as defined in Section 2.38.

“Delayed Draw Term Loan” means a term loan made by a Lender to Borrowers pursuant to Section 2.01(b).

“Delayed Draw Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Delayed Draw Term Loan and “Delayed Draw Term Loan Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Delayed Draw Term Loan Commitment, if any, is set forth on Appendix A-2 or in the applicable Assignment and Assumption Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Delayed Draw Term Loan Commitments as of the Closing Date is $30,000,000.

“Delayed Draw Term Loan Commitment Period” means the time period commencing on the Closing Date through and including the Delayed Draw Term Loan Commitment Termination Date.

“Delayed Draw Term Loan Commitment Termination Date” means the earliest to occur of (i) the date the Delayed Draw Term Loan Commitments are permanently reduced to zero pursuant to Section 2.26, (ii) the date of the termination of the Commitments pursuant to Section 8.01 and (iii) the date that is eighteen months after the Closing Date.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disqualified Stock” means, with respect to Holdings, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(a)           matures or its mandatorily redeemable (other than redeemable only for the Capital Stock of Holdings which is not Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(b)           is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(c)           is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part,

in each case on or prior to the first anniversary of the later of (x) the Final Maturity Date and (y) the scheduled maturity date for the Senior Subordinated Notes.

“Documentation Agent” as defined in the preamble hereto.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“E-Default” as defined in the preamble hereto.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, or (d) any other Person (other than a natural person) approved by (i) Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment, the Issuing Bank and Swing Line Lender, and (iii) in the case of any assignment of a Revolving Commitment, unless an Event of Default has occurred and is continuing, Borrowers (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Borrower or any of Holdings or any Equity Investor’s Affiliates or Subsidiaries or any natural person.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to human health or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; or (ii) the generation, use, storage, transportation or disposal of Hazardous Materials.

“Equity Investors” means the Sponsor and the Management Investors.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of Holdings or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Holdings or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Holdings or such

Subsidiary and with respect to liabilities arising after such period for which Holdings or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Issuance” means any capital contribution to or issuance by Holdings of any Capital Stock (other than Disqualified Stock), (i) pursuant to any employee stock or stock option compensation plan, (ii) to any Person that is an Equity Investor on the Closing Date or is an Affiliate thereof, (iii) to management and directors in an amount not to exceed 15% of the fully diluted outstanding Capital Stock of Holdings or (iv) pursuant to a Qualifying Equity Issuance.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender, the Swing Line Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrowers under Section 2.37), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.36(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrowers with respect to such withholding tax pursuant to Section 2.36(a).

“Existing Credit Agreement” means that certain Credit and Guaranty Agreement dated as of February 24, 2006, as amended prior to the date hereof, among the Borrowers, Holdings, certain subsidiaries of the Borrowers as guarantors, the lenders party thereto, RBSS, as sole lead arranger, sole book runner and syndication, and RBS plc, as administrative agent, collateral agent and documentation agent.

“Existing Indebtedness” means (i) Indebtedness and other obligations outstanding under the Existing Credit Agreement and (ii) Indebtedness and other obligations outstanding under the Existing Senior Subordinated Notes.

“Existing Purchase Agreement” means that certain Purchase Agreement, dated as of February 24, 2006, as amended prior to the date hereof, among Holdings, each of the Borrowers, as issuers, and the purchasers named therein relating to the Existing Senior Subordinated Notes.

“Existing Senior Subordinated Notes” means Borrowers’ Senior Subordinated Notes in the initial aggregate principal amount of $39,000,000 issued pursuant to the Existing Purchase Agreement.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries.

“Fair Share” as defined in Section 7.02.

“Fair Share Contribution Amount” as defined in Section 7.02.

“Fair Share Shortfall” as defined in Section 7.02.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its  capacity as a Lender, on such day on such transactions as determined by Administrative Agent.

“Final Maturity Date” shall mean the latest of the Revolving Commitment Termination Date, the Term Loan Maturity Date and any Incremental Term Loan Maturity Date applicable to existing Incremental Term Loans, as of any date of determination.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Holdings that such financial statements fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and, in the case of interim financial statements, the absence of footnotes.

“Financial Plan” as defined in Section 5.01(i).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than Permitted Liens.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ending, to (ii) Consolidated Fixed Charges for such four-Fiscal Quarter period.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of Lenders, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which any Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fraudulent Transfer Laws” as defined in Section 2.39(a).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Borrower” as defined in Section 2.39(b).

“Funding Default” as defined in Section 2.38.

“Funding Guarantors” as defined in Section 7.02.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.02, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Granting Lender” as defined in Section 10.06(g).

“Grantor” as defined in the Pledge and Security Agreement.

“Guaranteed Obligations” as defined in Section 7.01.

“Guarantor” means each of Holdings and each Domestic Subsidiary of Holdings (other than Borrowers).

“Guarantor Subsidiary” means each Guarantor other than Holdings.

“Guaranty” means the guaranty of each Guarantor set forth in Article Seven.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement entered into with a Lender Counterparty in order to satisfy the requirements of this Agreement.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Holdings” as defined in the preamble hereto.

“Increase Effective Date” as defined in Section 2.40(a).

“Increase Joinder” as defined in Section 2.40(d).

“Incremental Term Loan Commitment” as defined in Section 2.40(a).

“Incremental Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Incremental Term Loans of such Lender; provided at any time prior to the making of the Incremental Term Loans, the Incremental Term Loan Exposure of any Lender shall be equal to such Lender’s Incremental Term Loan Commitment.

“Incremental Term Loan Maturity Date” as defined in Section 2.40(c)(iii).

“Incremental Term Loan Note” means a promissory note in the form of Exhibit B-4, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Incremental Term Loans” as defined in Section 2.40(c)(i).

“Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six (6) months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes; provided, in no event shall obligations under any Interest Rate Agreement and any Currency Agreement be deemed “Indebtedness” for any purpose under Section 6.08; provided, further, that Indebtedness shall not include accrued expenses arising in the ordinary course of business.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses, settlement costs and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents, the Transactions or the other transactions contemplated hereby or thereby (including Lenders’ agreement to make Credit Extensions, any Commitment hereunder or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the statements contained in the commitment letter delivered by any Lender to Borrowers with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” as defined in Section 10.02.

“Initial Term Loan” means a term loan made by a Lender to Borrowers pursuant to Section 2.01(a).

“Initial Term Loan Commitment” means the commitment of a Lender to make or otherwise fund an Initial Term Loan and “Initial Term Loan Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Initial Term Loan Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment and Assumption Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $110,000,000.

“Installment” as defined in Section 2.24.

“Installment Date” as defined in Section 2.24.

“Intellectual Property” means (a) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all broadcast rights, (e) all mask works and all applications, registrations and renewals in connection therewith, (f) all know-how, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulas, compositions and manufacturing and production process and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (g) all computer software (including data and related documentation), (h) all other proprietary rights, (i) all copies and tangible embodiments thereof (in whatever form or medium) and (j) all licenses and agreements in connection therewith.

“Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ended, to (ii) Consolidated Cash Interest Expense for such four-Fiscal Quarter period (less any payments made to obtain any Interest Rate Agreements and any expenses reimbursed under this Agreement, in each case solely to the extent such payments are included in Consolidated Cash Interest Expense).

“Interest Payment Date” means with respect to (i) any Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date, and the final maturity date of such Loan; and (ii) any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the final maturity date of such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one, two, three, six or, if available to all Lenders, twelve months, as selected by Borrowers in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of Term Loans shall extend beyond the Term Loan Maturity Date; (d) no Interest Period with respect to any portion of Incremental Term Loans shall extend beyond the Incremental Term Loan Maturity Date; and (e) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor Subsidiary); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any Person (other than Holdings or any Guarantor Subsidiary), of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Holdings or any of its Subsidiaries to any other Person (other than Holdings or any Guarantor Subsidiary), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment minus all returns of capital with respect thereto.

“IP Security Agreement” means each Trademark Security Agreement, Patent Security Agreement or Copyright Security Agreement by and among Borrowers, each Guarantor and the Collateral Agent as each may be amended, modified or supplemented in accordance with the terms hereof and thereof.

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A-3.

“Issuing Bank” means RBS plc as Issuing Bank hereunder, together with its permitted successors and assigns in such capacity or such other Lender from time to time designated by Borrowers and RBS plc, which has agreed in writing to act as Issuing Bank hereunder.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Landlord Collateral Access Agreement” means a Landlord Collateral Access Agreement substantially in the form of Exhibit J with such amendments or modifications as may be approved by Collateral Agent in its reasonable discretion.

“Landlord Consent and Estoppel” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the Loan Party tenant, such Landlord Consent and Estoppel to be in form and substance acceptable to the Collateral Agent in its reasonable discretion, but in any event sufficient for the Collateral Agent to obtain a Title Policy with respect to such Mortgage.

“Lead Arranger” as defined in the preamble hereto.

“Leasehold Property” means any leasehold interest of any Loan Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Collateral Agent in its sole discretion as not being required to be included in the Collateral.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment and Assumption Agreement.

“Lender Counterparty” means each Lender or any Affiliate of a Lender counterparty to a Hedge Agreement (including any Person who is a Lender or any Affiliate of a Lender as of the Closing Date but subsequently, whether before or after entering into a Hedge Agreement, ceases to be a Lender).

“Letter of Credit” means a standby letter of credit issued or to be issued by Issuing Bank pursuant to this Agreement.

“Letter of Credit Sublimit” means the lesser of (i) $1,000,000 and (ii) the aggregate unused amount of the Revolving Commitments then in effect.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Bank and not theretofore reimbursed by or on behalf of Borrowers.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means a Term Loan, and Incremental Term Loan, a Revolving Loan, and a Swing Line Loan.

“Loan Document” means any of this Agreement, the Notes, if any, the Collateral Documents, any documents or certificates executed by any Borrower in favor of Issuing Bank relating to Letters of Credit, and all other documents, instruments or agreements executed and delivered by a Loan Party for the benefit of any Agent, Issuing Bank or any Lender in connection herewith (excluding Hedge Agreements).

“Loan Party” means each of Holdings, any Borrower and the Guarantors.

“Management Investors” means the natural persons being the current or former members of management, officers and employees of Holdings and/or its Subsidiaries who have been, are or become investors in Holdings.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business, operations, properties, assets or financial condition of Holdings and its Subsidiaries taken as a whole; (ii) the ability of the Loan Parties to fully and timely perform their Obligations; (iii) the legality, validity, binding effect or enforceability against the Loan Parties of the Loan Documents; or (v) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under the Loan Documents.

“Material Contract” means (i) each Services Agreement, (ii) each Phase 1 Acquisition Agreement and (iii) any contract or other arrangement to which Holdings or any of its Subsidiaries is a party (other than the Loan Documents and the documents related thereto) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Real Estate Asset” means (i) (a) any fee-owned Real Estate Asset having a fair market value in excess of $500,000 as of the date of the acquisition thereof and (b) all Leasehold Properties other than those with respect to which the aggregate payments under the term of the lease are less than $500,000 per annum or (ii) any Real Estate Asset that the Requisite Lenders have determined is material to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any Subsidiary thereof, including Borrowers.

“MHS” means Morris, Hardwick & Schneider, LLC, a Georgia limited liability company.

“MHS Acquisition” means the purchase by MR of certain assets from MHS pursuant to the MHS Acquisition Agreement.

“MHS Acquisition Agreement” means the Contribution Agreement, dated as of February 2, 2007, by and among Holdings, MR and MHS, including all schedules and exhibits thereto and any ancillary documents executed in connection therewith, as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with the provisions of Section 6.15 hereof.

“MHS Services Agreement” means the Services Agreement, dated as of February 2, 2007, by and among the Borrowers and MHS, as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with the provisions of Section 6.15 hereof.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means a Mortgage substantially in the form of Exhibit I, as it may be amended, supplemented, restated or otherwise modified from time to time.

“MR” as defined in the preamble hereto.

“MR Law” means McCalla, Raymer, Padrick, Cobb, Nichols and Clark, LLC, a Georgia limited liability company.

“MR Services Agreement” means the Services Agreement, dated as of February 24, 2006, by and among the Borrowers and MR Law, as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with the provisions of Section 6.15 hereof.

“MSP” means Morris, Schneider & Prior, L.L.C., a Georgia limited liability company.

“MSP Acquisition” means the purchase by MR of certain assets from MSP pursuant to the MSP Acquisition Agreement.

“MSP Acquisition Agreement” means the Contribution Agreement, dated as of February 2, 2007 by and among Holdings, MR and MSP, including all schedules and exhibits thereto and any ancillary documents executed in connection therewith, as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with the provisions of Section 6.15 hereof.

“MSP Services Agreement” means the Services Agreement, dated as of February 2, 2007, by and among the Borrowers and MSP, as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with the provisions of Section 6.15 hereof.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Holdings and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to:  (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Holdings or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Holdings or any of its Subsidiaries in connection with such Asset Sale.

“Net Cash Proceeds” means, with respect to any Excluded Issuance, an amount equal to the gross amount of cash proceeds paid to or received by Holdings in respect of such Excluded Issuance, net of underwriting discounts and commissions or placement fees, investment banking fees, legal fees, consulting fees, accounting fees and other customary fees and expenses directly incurred by Holdings in connection therewith (other than those payable to any Loan Party or any fee in excess of 1.0% of the gross proceeds of such Excluded Issuance payable to an Affiliate of any Loan Party).

“Net Insurance/Condemnation Proceeds” means an amount equal to:  (i) any Cash payments or proceeds received by Holdings or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.

“Note” means a Term Loan Note, an Incremental Term Loan Note, a Revolving Loan Note or a Swing Line Note.

“Notice” means a Funding Notice, an Issuance Notice, or a Conversion/Continuation Notice.

“Obligation Aggregate Payments” as defined in Section 2.39(b).

“Obligation Fair Share” as defined in Section 2.39(b).

“Obligation Fair Share Contribution Amount” as defined in Section 2.39(b).

“Obligation Fair Share Shortfall” as defined in Section 2.39(b).

“Obligations” means all obligations of every nature of each Loan Party from time to time owed to the Agents (including former Agents), the Lenders or any of them and Lender Counterparties, under any Loan Document or Hedge Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise.

“Obligee Guarantor” as defined in Section 7.07.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its bylaws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.  In the event any term or condition of this Agreement or any other

Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” as defined in Section 10.06(d).

“Patriot Act” as defined in Section 4.32.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition” means any acquisition by any Borrower or any of its wholly-owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person (the “Target”); provided:

(a)                                  immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b)                                 all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(c)                                  in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by the Target or any newly formed Subsidiary of a Borrower in connection with such acquisition shall be owned 100% by a Borrower or a Guarantor Subsidiary thereof, and such Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of such Borrower, each of the actions set forth in Sections 5.11 and/or 5.12, as applicable and such other actions necessary to grant or confirm to Collateral Agent a Lien on or security interest in the assets so acquired subject to no Liens other than Permitted Liens;

(d)                                 Holdings and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.08 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended (as determined in accordance with Section 6.08(f));

(e)                                  Borrowers shall have delivered to Administrative Agent at least ten (10) Business Days prior to such proposed acquisition, a Compliance Certificate evidencing compliance with Section 6.08 as required under clause (d) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.08;

(f)                                    the Target (y) shall be in the same or a similar or related business or lines of business in which the acquiring Borrower and/or its Subsidiaries are engaged as of the Closing Date and (z) shall have generated positive cash flow for the four-Fiscal Quarter period most recently ended prior to the date of such acquisition; and

(g)                                 the total consideration to be paid in respect of all acquisitions made from the Closing Date to the date of determination (to the extent not funded from one or more Qualifying Equity Issuances) is less than $70,000,000 in the aggregate.

“Permitted Investments” means each of the Investments permitted pursuant to Section 6.07.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Phase 1 Acquisition Agreements” means the MHS Acquisition Agreement and the MSP Acquisition Agreement.

“Phase 1 Acquisitions” means the MHS Acquisition and the MSP Acquisition.

“Phase 1 Sellers” means MHS and MSP.

“Phase 2 Acquisitions” means any Permitted Acquisitions financed, in whole or in part, with Delayed Draw Term Loans.

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by Borrowers and each Guarantor substantially in the form of Exhibit H, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Prime Rate” means the rate of interest per annum that RBS plc announces from time to time as its prime lending rate, as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  RBS plc or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, for each of Administrative Agent, Swing Line Lender and Issuing Bank, such Person’s “Principal Office” as set forth in Section 10.01, or such other office as such Person may from time to time designate in writing to Borrowers, Administrative Agent and each  Lender.

“Pro Forma Financial Statements” as defined in Section 3.01(j).

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender by (b) the aggregate Term Loan Exposure of all Lenders; (ii) with respect to all payments, computations and other matters relating to the Incremental Term Loan of any Lender, the percentage obtained by dividing (a) the Incremental Term Loan Exposure of that Lender by (b) the aggregate Incremental Term Loan Exposure of all Lenders; and (iii) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders.  For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Term Loan Exposure, Incremental Term Loan Exposure and the Revolving Exposure by (B) an amount equal to the sum of the aggregate Term Loan Exposure, the aggregate Incremental Term Loan Exposure and the aggregate Revolving Exposure.

“Projections” as defined in Section 4.08.

“Purchase Agreement” means the Purchase Agreement, dated as of the Closing Date, among Holdings, each of the Borrowers, as issuers, and the purchasers named therein relating to the Senior Subordinated Notes, in form and substance reasonably acceptable to the Administrative Agent, as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with the provisions of Section 6.16 hereof.

“PWC” means PricewaterhouseCoopers LLP.

“Qualifying Equity Issuance” means any issuance of Capital Stock (other than Disqualified Stock) by, or equity contribution to, Holdings if (a) after giving effect thereto, no Change of Control shall have occurred; (b) such Capital Stock shall be issued pursuant a private placement exempt from registration under the Securities Act; and (c) such Capital Stock or the Net Cash Proceeds thereof, if any, shall be used solely for the purpose of paying the consideration for Permitted Acquisitions.

“RBS plc” as defined in the preamble hereto.

“RBSS” as defined in the preamble hereto.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Loan Party in any real property.

“Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Collateral Agent.

“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in Collateral Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property.

“Refunded Swing Line Loans” as defined in Section 2.06(d).

“Register” as defined in Section 10.06(c).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Date” as defined in Section 2.10.

“Related Agreements” means, collectively:

(a)                     the Phase 1 Acquisition Agreements; and

(b)                     the Senior Subordinated Notes Documents.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Requisite Class Lenders” means, at any time of determination, (i) for the Class of Lenders having Term Loan Exposure, Lenders holding more than 50% of the aggregate Term Loan Exposure of all Lenders; (i) for the Class of Lenders having Incremental Term Loan Exposure, Lenders holding more than 50% of the aggregate Incremental Term Loan Exposure of all Lenders; and (iii) for the Class of Lenders having Revolving Exposure, Lenders holding more than 50% of the aggregate Revolving Exposure of all Lenders.

“Requisite Lenders” means one or more Lenders having or holding Term Loan Exposure, Incremental Term Loan Exposure and/or Revolving Exposure and representing more than 50% of the sum of (i) the aggregate Term Loan Exposure of all Lenders, (ii) the aggregate Incremental Term Loan Exposure of all Lenders and (iii) the aggregate Revolving Exposure of all Lenders.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Holdings or any Borrower now or hereafter outstanding, except a dividend payable solely in shares of stock (other than Disqualified Stock) to the holders thereof; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Holdings or any Borrower now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings or any Borrower now or hereafter outstanding; (iv) management or similar fees payable to Sponsor or any of its Affiliates; and (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Senior Subordinated Notes.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swing Line Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A-3 or in the applicable Assignment and Assumption Agreement subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Revolving Commitments as of the Closing Date is $10,000,000.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (i) if the Term Loans are not made on or before such date, the Closing Date; (ii) the fifth anniversary of the Closing Date, (iii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.26, 2.27 or 2.28, and (iv) the date of the termination of the Revolving Commitments pursuant to Section 8.01.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders), and (e) the aggregate amount of all participations therein by that Lender in any outstanding Swing Line Loans.

“Revolving Loan” means a Loan made by a Lender to Borrowers pursuant to Section 2.03 and/or Section 2.37.

“Revolving Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, supplemented, restated or otherwise modified from time to time.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Seller Subordinated Notes” means Indebtedness of any Borrower or any of its Subsidiaries owing to the seller in any Permitted Acquisition so long as (i) at the time of the issuance of such Indebtedness, no Default or Event of Default then exists or would result therefrom, (ii) such Indebtedness is unsecured and is subordinated to the Obligations on a basis reasonably satisfactory to Administrative Agent, and (iii) such Indebtedness does not have any required amortization, maturity, sinking fund payment or similar requirement, or any cash interest payment requirement, in any case prior to the date that is one year after the Final Maturity Date.

“Senior Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Senior Secured Debt as of such day to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date.

“Senior Subordinated Notes” means Borrowers’ Senior Subordinated Notes in the initial aggregate principal amount of $55,000,000 issued pursuant to the Purchase Agreement in order to finance, in part, the Phase 1 Acquisitions, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the provisions of Section 6.16 hereof and the Intercreditor Agreement.

“Senior Subordinated Notes Documents” means the Senior Subordinated Notes, the Purchase Agreement, the related guaranties and the Subordination Agreement as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the provisions of Section 6.16 hereof and the Intercreditor Agreement.

“Services Agreements” means the MR Services Agreement, the MHS Services Agreement and the MSP Services Agreement.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Holdings substantially in the form of Exhibit F-2.

“Solvent” means, with respect to any Loan Party, that as of the date of determination both (i) (a) the sum of such Loan Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Loan Party’s present assets; (b) such Loan Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its general ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Sponsor” means Great Hill Equity Partners II Limited Partnership, Great Hill Equity Partners III, LP and/or their Affiliates.

“SPV” as defined in Section 10.06(g).

“Statewide Publishing” as defined in the preamble hereto.

“STT” as defined in the preamble hereto.

“Subject Transaction” as defined in Section 6.08(f).

“Subordination Agreement” means the subordination and intercreditor agreement, dated as of the Closing Date, by and among the purchasers of the Senior Subordinated Notes, Holdings, Borrowers, each Guarantor Subsidiary and Administrative Agent, as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with the provisions of Section 6.16 hereof, such agreement to be in form and substance reasonably acceptable to the Administrative Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Swing Line Lender” means RBS plc in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loan” means a Loan made by Swing Line Lender to Borrowers pursuant to Section 2.05.

“Swing Line Note” means a promissory note in the form of Exhibit B-3, as it may be amended, supplemented or otherwise modified from time to time.

“Swing Line Sublimit” means the lesser of (i) $1,000,000, and (ii) the aggregate unused amount of Revolving Commitments then in effect.

“Syndication Agent” as defined in the preamble hereto.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means an Initial Term Loan or a Delayed Draw Term Loan.

“Term Loan Commitment” means an Initial Term Loan Commitment or a Delayed Draw Term Loan Commitment.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Initial Term Loans and Delayed Draw Term Loans of such Lender; provided at any time prior to the making of the Initial Term Loans or Delayed Draw

Term Loans, as the case may be, the Term Loan Exposure of any Lender shall be equal to such Lender’s Initial Term Loan Commitment or Delayed Draw Term Loan Commitment, as the case may be.

“Term Loan Maturity Date” means the earlier of (i) the sixth anniversary of the Closing Date, and (ii) the date that all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Term Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Title Policy” as defined in Section 3.01(h)(iv).

“Total Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Total Debt as of such day to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date.

“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied), (ii) the aggregate principal amount of all outstanding Swing Line Loans, and (iii) the Letter of Credit Usage.

“Transaction Costs” means the fees, costs and expenses payable by Holdings, any Borrower or any Borrower’s Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Loan Documents and the Related Agreements.

“Transactions” means the Phase 1 Acquisitions, the Phase 2 Acquisitions, the entering into and funding of the Term Loans and the Revolving Loans, the issuance and purchase of the Senior Subordinated Notes and all related transactions.

“Type of Loan” means (i) with respect to Term Loans, Incremental Term Loans or Revolving Loans, a Base Rate Loan or a Eurodollar Rate Loan, and (ii) with respect to Swing Line Loans, a Base Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

Section 1.02         Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by Holdings to Lenders pursuant to Sections 5.01(a) and 5.01(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.01(e), if applicable).  Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used by PWC to prepare the Final Quality of Earnings for the twelve month period ended December 31, 2005.  To the extent there are any changes in GAAP from the date of this Agreement, if at any time such change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Borrowers or Administrative Agent shall so request, Administrative Agent and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with such GAAP prior to such change therein.

Section 1.03         Interpretation, etc.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04         Construction.

Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement; (ii) it has had full and fair opportunity to review and revise the terms of this Agreement; (iii) this Agreement has been drafted jointly by all of the parties hereto; and (iv) neither Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and the Lenders, on the one hand, and Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.  Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

ARTICLE TWO
LOANS AND LETTERS OF CREDIT

Section 2.01         Term Loan Commitments.

(a)      Initial Term Loans.  Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, an Initial Term Loan to Borrowers in an amount equal to such Lender’s Initial Term Loan Commitment.

(b)      Delayed Draw Term Loans.  During the Delayed Draw Term Loan Commitment Period, subject to the terms and conditions hereof, each Lender holding a Delayed Draw

Term Loan Commitment severally agrees to make Delayed Draw Term Loans, in accordance with Section 2.01 and subject to the requirements of Section 2.16, to Borrowers in the aggregate amount up to but not exceeding such Lender’s Delayed Draw Term Loan Commitment.

Borrowers may make: (i) only one borrowing under the Initial Term Loan Commitments, which shall be on the Closing Date and (ii) borrowings under the Delayed Draw Term Loan Commitments during the Delayed Draw Term Loan Commitment Period in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.  Any amount borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed.  Subject to Sections 2.26, 2.27 and 2.28, all amounts owed hereunder with respect to the Initial Term Loans and the Delayed Draw Term Loans shall be paid in full no later than the Term Loan Maturity Date.  Each Lender’s Initial Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Initial Term Loan Commitment on such date.  Each Lender’s Delayed Draw Term Loan Commitment shall terminate immediately and without further action on the Delayed Draw Term Loan Commitment Termination Date.

Section 2.02         Borrowing Mechanics for Term Loans.

(a)      Borrowers shall deliver to Administrative Agent a fully executed Funding Notice no later than (i) in the case of Initial Term Loans, one Business Day prior to the Closing Date or (ii) in the case of any borrowing of Delayed Draw Term Loans, at least three Business Days in advance of the proposed Credit Date in the case of a Eurodollar Rate Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Base Rate Loan.  Promptly upon receipt by Administrative Agent of any such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

(b)      Notice of receipt of each Funding Notice in respect of Delayed Draw Term Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided Administrative Agent shall have received such notice by 10:00 a.m. (New York City time)) not later than 2:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Notice from Borrowers.

(c)      Each Lender shall make (i) its Initial Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date and (ii) its Delayed Draw Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on each proposed Credit Date for such Delayed Draw Term Loans, in each case, by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office.  Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make (x) the proceeds of the Initial Term Loans available to Borrowers on the Closing Date and (y) the proceeds of the Delayed Draw Term Loans available to Borrowers on each proposed Credit Date for such Delayed Draw Term Loans, in each case, by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Borrowers at Administrative Agent’s Principal Office or to such other account as may be designated in writing to Administrative Agent by Borrowers.

Section 2.03         Revolving Commitments.

During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans to Borrowers in the aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, after giving effect to the making of any Revolving Loans, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect.  Amounts borrowed pursuant to this Section 2.03 may be repaid and reborrowed during the Revolving Commitment Period.  Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

Section 2.04         Borrowing Mechanics for Revolving Loans.

(a)      Except pursuant to Section 2.10, Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount, and Revolving Loans that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(b)      Whenever Borrowers desire that Lenders make Revolving Loans, Borrowers shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 3:00 p.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a Eurodollar Rate Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan.  Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a Eurodollar Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Borrowers shall be bound to make a borrowing in accordance therewith.

(c)      Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided Administrative Agent shall have received such notice by 10:00 a.m. (New York City time)) not later than 2:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Notice from Borrowers.

(d)      Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office.  Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to Borrowers on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of Borrowers at the Administrative Agent’s Principal Office or such other account as may be designated in writing to Administrative Agent by Borrowers.

Section 2.05         Swing Line Loans Commitments.

During the Revolving Commitment Period, subject to the terms and conditions hereof, Swing Line Lender hereby agrees to make Swing Line Loans to Borrowers in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided, after giving effect to the making of any Swing Line

Loan, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect.  Amounts borrowed pursuant to this Section 2.05 may be repaid and reborrowed during the Revolving Commitment Period.  Swing Line Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Revolving Commitments shall be paid in full no later than such date.

Section 2.06         Borrowing Mechanics for Swing Line Loans.

(a)      Swing Line Loans shall be made in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount.

(b)      Whenever Borrowers desire that Swing Line Lender make a Swing Line Loan, Borrowers shall deliver to Administrative Agent a Funding Notice no later than 12:00 p.m. (New York City time) on the proposed Credit Date.

(c)      Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 2:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office.  Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Swing Line Loans available to Borrowers on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by Administrative Agent from Swing Line Lender to be credited to the account of Borrowers at the Administrative Agent’s Principal Office, or to such other account as may be designated in writing to Administrative Agent by Borrowers.

(d)      With respect to any Swing Line Loans which have not been voluntarily prepaid by Borrowers pursuant to Section 2.25, Swing Line Lender may at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Borrowers), no later than 11:00 a.m. (New York City time) at least one (1) Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by Borrowers) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to Borrowers on such Credit Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which the Swing Line Lender requests Lenders to prepay.  Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than Swing Line Lender shall be immediately delivered by the Administrative Agent to Swing Line Lender (and not to Borrowers) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender to Borrowers, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans to Borrowers and shall be due under the Revolving Loan Note issued by Borrowers to Swing Line Lender.  Borrowers hereby authorize Administrative Agent and Swing Line Lender to charge Borrowers’ accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Lenders, including the Revolving Loan deemed to be made by the Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans.  If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of any Borrower from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.32.

(e)      If for any reason Revolving Loans are not made pursuant to Section 2.06(d) in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon.  Upon one (1) Business Day’s notice from Swing Line Lender, each Lender holding a Revolving Commitment shall deliver to Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of Swing Line Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender.  In the event any Lender holding a Revolving Commitment fails to make available to Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.

(f)       Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, any Loan Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party; (D) any breach of this Agreement or any other Loan Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that Swing Line Lender believed in good faith that all conditions under Section 3.03 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made, or the satisfaction of any such condition not satisfied had been waived by Requisite Lenders prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made; and (2) Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default or (B) at a time when a Funding Default exists unless Swing Line Lender has entered into arrangements satisfactory to it and Borrowers to eliminate Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans.

Section 2.07         Letters of Credit.

During the Revolving Commitment Period, subject to the terms and conditions hereof,  Issuing Bank agrees to issue Letters of Credit for the account of Borrowers in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than $50,000 or such lesser amount as is acceptable to Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; and (v) in no event shall any Letter of Credit have an expiration date later than the earlier of (1) the Revolving Commitment Termination Date and (2) the date which is one year from the date of issuance of such Letter of Credit.  Subject to the foregoing, Issuing Bank may agree that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless Issuing Bank elects not to extend for any such additional period; provided Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time Issuing Bank must elect to allow such extension; provided further in the event a Funding Default exists, Issuing Bank shall not be required to issue any Letter of Credit unless Issuing Bank has entered into arrangements satisfactory to it and Borrowers to eliminate Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage.

Section 2.08         Notice of Issuance.

Whenever Borrowers desire the issuance of a Letter of Credit, Borrowers shall deliver to Administrative Agent an Issuance Notice no later than 12:00 p.m. (New York City time) at least three Business Days, or such shorter period as may be agreed to by Issuing Bank in any particular instance, in advance of the proposed date of issuance.  Upon satisfaction or waiver of the conditions set forth in Section 3.03, Issuing Bank shall issue the requested Letter of Credit only in accordance with Issuing Bank’s standard operating procedures.  Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, Issuing Bank shall promptly notify each Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.11.

Section 2.09         Responsibility of Issuing Bank with Respect to Requests for Drawings and Payments.

In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.  As between Borrowers and Issuing Bank, Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Bank, by the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible for:  (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of Issuing Bank’s rights or powers hereunder.  Without limiting the foregoing and in furtherance thereof, any action taken or omitted by Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of Issuing Bank to any Borrower.  Notwithstanding anything to the contrary contained in this Section 2.09, Borrowers shall retain any and all rights they may have against Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of Issuing Bank.

Section 2.10         Reimbursement by Borrowers of Amounts Drawn or Paid Under Letters of Credit.

In the event Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify Borrowers and Administrative Agent, and Borrowers shall reimburse Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless Borrowers shall have notified Administrative Agent and Issuing Bank prior to 10:00 a.m. (New York City time) on the date such drawing is honored that Borrowers intend to reimburse Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, Borrowers shall be deemed to have given a timely Funding Notice to Administrative Agent requesting Lenders holding Revolving Commitments to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.03, all Lenders holding a Revolving Commitment shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, Borrowers shall reimburse Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received.  Nothing in this Section 2.10 shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth herein, and Borrowers shall retain any and all rights they may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.10.

Section 2.11         Lenders’ Purchase of Participations in Letters of Credit.

Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder.  In the event that Borrowers shall fail for any reason to reimburse Issuing Bank as provided in Section 2.10, Issuing Bank shall promptly notify each Lender holding a Revolving Commitment of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Commitments.  Each Lender holding a Revolving Commitment shall make available to Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of Issuing Bank specified in such notice, not later than 12:00 p.m. (New York City time) on the first business day (under the laws of the jurisdiction in which such office of Issuing Bank is located) after the date notified by Issuing Bank.  In the event that any Lender fails to make available to Issuing Bank on such business day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.11, Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Issuing Bank for the correction of errors among banks and thereafter at the Base Rate.  Nothing in this Section 2.11 shall be deemed to prejudice the right of any Lender to recover from Issuing Bank any amounts made available by such Lender to Issuing Bank pursuant to this Section in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of Issuing Bank.  In the event Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.11 for all or any portion of any drawing honored by Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.11 with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by Issuing Bank from Borrowers in reimbursement of such honored drawing when such payments are received.  Any such distribution shall be made to a Lender at its primary address set forth in Section 10.01 or at such other address as such Lender may request.

Section 2.12         Obligations Absolute.

The obligation of Borrowers to reimburse Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.10 and the obligations of Lenders under Section 2.11 shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which any Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Bank, Lender or any other Person or, in the case of a Lender, against any Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between a Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any of its Subsidiaries; (vi) any breach hereof or any other Loan Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by Issuing Bank under the applicable Letter of

Credit shall not have constituted gross negligence or willful misconduct of Issuing Bank under the circumstances in question.

Section 2.13         Indemnification.

Without duplication of any obligation of Borrowers under Section 10.02, in addition to amounts payable as provided herein, Borrowers hereby agree to protect, indemnify, pay and save harmless Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of Issuing Bank or (2) the wrongful dishonor by Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

Section 2.14         Pro Rata Shares.

All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment, Incremental Term Loan Commitment or any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

Section 2.15         Availability of Funds.

(a)      Funding by Lenders; Presumption by Administrative Agent.  Unless Administrative Agent shall have received notice from a Lender prior to the applicable Credit Date that such Lender will not make available to Administrative Agent such Lender’s share of such Loans, Administrative Agent may assume that such Lender has made such share available on such applicable Credit Date and may, in reliance upon such assumption, make available to Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Loans available to Administrative Agent, then the applicable Lender and Borrowers severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by Borrowers, the interest rate applicable to Base Rate Loans.  If Borrowers and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrowers the amount of such interest paid by Borrowers for such period.  If such Lender pays such amount to Administrative Agent, then such amount shall constitute such Lender’s Loan included on such Credit Date.  Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender that shall have failed to make such payment to Administrative Agent.

(b)      Payments by Borrowers; Presumptions by Administrative Agent.  Unless Administrative Agent shall have received notice from Borrowers prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that Borrowers will not make such payment, Administrative Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.16         Use of Proceeds.

The proceeds of the Initial Term Loans will be used, together with the Senior Subordinated Notes, to finance, in part, the Phase 1 Acquisitions, refinance all Existing Indebtedness of the Borrowers, pay fees and expenses incurred in connection with the Transactions (other than any Phase 2 Acquisitions), and provide ongoing working capital and for other general corporate purposes of Borrowers and their Domestic Subsidiaries (including, but not limited to Permitted Acquisitions).  The proceeds of the Delayed Draw Term Loans will be used to finance any Phase 2 Acquisitions and pay fees and expenses incurred in connection with any Phase 2 Acquisitions.  The proceeds of the Revolving Loans shall be used to provide ongoing working capital and for other general corporate purposes of the Borrowers and their Domestic Subsidiaries (including, but not limited to Permitted Acquisitions).  The proceeds of the Incremental Term Loans shall be used to finance Permitted Acquisitions.  No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

Section 2.17         Lenders’ Evidence of Debt.

Each Lender shall maintain on its internal records an account or accounts evidencing the Indebtedness of Borrowers to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on Borrowers, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Borrowers’ Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

Section 2.18         Notes.

If so requested by any Lender by written notice to Borrowers (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Borrowers shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.06) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrowers’ receipt of such notice) a Note or Notes to evidence such Lender’s Term Loan, Incremental Term Loan, Revolving Loan or Swing Line Loan, as the case may be.

Section 2.19         Interest Rate on Loans.  Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)    if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(ii)   if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin.

Section 2.20         Interest Rate.

(a)      The basis for determining the rate of interest with respect to any Loan (except a Swing Line Loan which can be made and maintained as a Base Rate Loan only), and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Borrowers and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be; provided, (i) the Loans initially shall be made as Base Rate Loans until the date which is 5 days following the Closing Date and (ii) until the earlier of (x) three (3) months after the Closing Date and (y) the date that Administrative Agent notifies Borrowers that the primary syndication of the Loans and Revolving Commitments has been completed, as determined by Administrative Agent in good faith, the Loans shall be maintained as either (1) Eurodollar Rate Loans having an Interest Period of no longer than one month or (2) Base Rate Loans.  If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(b)      In connection with Eurodollar Rate Loans there shall be no more than five (5) Interest Periods outstanding at any time.  In the event Borrowers fail to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan).  In the event Borrowers fail to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrowers shall be deemed to have selected an Interest Period of one month.  As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrowers and each Lender.

(c)      Interest payable pursuant to Section 2.19 shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(d)      Except as otherwise set forth herein, interest on each Loan shall be payable in arrears on and to (i) each Interest Payment Date applicable to that Loan; (ii) any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

(e)      Borrowers agree to pay to Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of Borrowers at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans.

(f)       Interest payable pursuant to Section 2.20(e) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.  Promptly upon receipt by Issuing Bank of any payment of interest pursuant to Section 2.20(e), Issuing Bank shall distribute to each Lender, out of the interest received by Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit.  In the event Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.11 with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Borrowers.

Section 2.21         Conversion/Continuation.

(a)      Subject to Section 2.33 and so long as no Default or Event of Default shall have occurred and then be continuing, Borrowers shall have the option:

(i)    to convert at any time all or any part of any Term Loan, Incremental Term Loan or Revolving Loan equal to $1,000,000 and integral multiples of $100,000 in excess of that amount from one Type of Loan to another Type of Loan; provided a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrowers shall pay all amounts due under Section 2.33 in connection with any such conversion; or

(ii)   upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $100,000 in excess of that amount as a Eurodollar Rate Loan.

(b)      Borrowers shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 3:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan).  Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrowers shall be bound to effect a conversion or continuation in accordance therewith.

Section 2.22         Default Interest.

Upon the occurrence and during the continuance of any Event of Default set forth in Section 8.01(a), (c) (solely with respect to any failure to comply with any provision of Section 6.08), (f) or (g), the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans that are Revolving Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period following delivery of notice to Borrowers by Requisite Lenders that all Eurodollar Rate Loans shall be converted to Base Rate Loans, such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans.  Payment or acceptance of the increased rates of interest provided for in this Section 2.22 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

Section 2.23         Fees.

(a)      Borrowers agree to pay to Lenders having Revolving Exposure:

(i)    commitment fees equal to (1) the average of the daily difference between (A) the Revolving Commitments, and (B) the sum of (x) the aggregate principal amount of outstanding Revolving Loans (but not any outstanding Swing Line Loans) plus (y) the Letter of Credit Usage, times (2) 0.50% per annum; and

(ii)   letter of credit fees equal to (1) the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans, times (2) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

All fees referred to in this Section 2.23(a) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(b)      Borrowers agree to pay directly to Issuing Bank, for its own account, the following fees:

(i)    a fronting fee equal to 0.250%, per annum, times the average aggregate daily maximum amount available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination); and

(ii)   such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(c)      Borrowers agree to pay to Lenders holding Delayed Draw Term Loan Commitments commitment fees equal to (1) the difference between (A) the Delayed Draw Term Loan Commitments and (B) the aggregate principal amount of Delayed Draw Term Loans which have been drawn, times (2) the Applicable Delayed Draw Term Loan Commitment Fee.

(d)      All fees referred to in Section 2.23(a), 2.23(b)(i) and 2.23(c) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year during the Revolving Commitment Period or the Delayed Draw Term Loan Commitment Period, as the case may be, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date or the Delayed Draw Term Loan Commitment Termination Date, as the case may be.

(e)      In addition to any of the foregoing fees, Borrowers agree to pay to Agents  such other reasonable fees in the amounts and at the times separately agreed upon.

Section 2.24         Scheduled Installments.

(a)      The principal amounts of the Initial Term Loans shall be repaid in consecutive quarterly installments (each, an “Installment”) in the aggregate amounts set forth below on the last day of each Fiscal Quarter (each, an “Installment Date”), commencing June 30, 2007:

FISCAL QUARTER	INITIAL TERM LOAN INSTALLMENTS
June 30, 2007	$275,000
September 30, 2007	$275,000
December 31, 2007	$275,000
March 31, 2008	$275,000
June 30, 2008	$275,000

FISCAL QUARTER	INITIAL TERM LOAN INSTALLMENTS
September 30, 2008	$275,000
December 31, 2008	$275,000
March 31, 2009	$275,000
June 30, 2009	$275,000
September 30, 2009	$275,000
December 31, 2009	$275,000
March 31, 2010	$275,000
June 30, 2010	$275,000
September 30, 2010	$275,000
December 31, 2010	$275,000
March 31, 2011	$275,000
June 30, 2011	$275,000
September 30, 2011	$275,000
December 31, 2011	$275,000
March 31, 2012	$275,000
June 30, 2012	$275,000
September 30, 2012	$275,000
December 31, 2012	$275,000
Term Loan Maturity Date	$103,675,000

(b)      The principal amounts of the Delayed Draw Term Loans shall be repaid in Installments on each Installment Date, commencing on the first Installment Date following the initial borrowing of the applicable Delayed Draw Term Loans, in an amount equal to 0.25% of the aggregate principal amount of such Delayed Draw Term Loans, with the balance due and payable on the Term Loan Maturity Date.

(c)      Unless otherwise specified in the applicable Increase Joinder, the principal amounts of the Incremental Term Loans shall be repaid in Installments on each Installment Date, commencing on the first Installment Date following the initial borrowing of the applicable Incremental

Term Loans, in an amount equal to 0.25% of the aggregate principal amount of such Incremental Term Loans, with the balance due and payable on the Incremental Term Loan Maturity Date.

(d)      Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans or Incremental Term Loans in accordance with Sections 2.25 through 2.28, as applicable; (y) the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Term Loan Maturity Date; and (z) the Incremental Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Incremental Term Loan Maturity Date.

Section 2.25         Voluntary Prepayments.

(a)      Any time and from time to time, subject to Section 2.33, in whole or in part, without premium or penalty:

(i)    with respect to Base Rate Loans, Borrowers may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount (unless being repaid in whole);

(ii)   with respect to Eurodollar Rate Loans, Borrowers may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount (unless being repaid in whole); and

(iii)  with respect to Swing Line Loans, Borrowers may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $100,000, and integral multiples of $100,000 in excess of that amount (unless being repaid in whole).

(b)      All such prepayments shall be made:

(i)    upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans;

(ii)   upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans; and

(iii)  upon written or telephonic notice on the date of prepayment, in the case of Swing Line Loans;

in each case given to Administrative Agent or Swing Line Lender, as the case may be, by 3:00 p.m. (New York City time) (or 12:00 p.m. (New York City time, in the case of Swing Line Loans) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for Term Loans, Incremental Term Loans or Revolving Loans, as the case may be, by telefacsimile or telephone to each Lender) or Swing Line Lender, as the case may be.  Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.

Section 2.26         Voluntary Commitment Reductions.

(a)      Borrowers may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, (i) the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount or (ii) any of the Delayed Draw Term Loan Commitments in an amount up to the amount by which the Delayed Draw Term Loan Commitments exceed the aggregate principal amount of Delayed Draw Term Loans outstanding; provided, any such partial reduction of the Delayed Draw Term Loan Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(b)      Borrowers’ notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments or the Delayed Draw Term Loan Commitments, as the case may be, shall be effective on the date specified in Borrowers’ notice and shall reduce the Revolving  Commitment or the applicable Delayed Draw Term Loan Commitment, as the case may be, of each Lender proportionately to its Pro Rata Share thereof.

Section 2.27         Mandatory Prepayments.

(a)      Asset Sales.  No later than the fifth Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Asset Sale Proceeds, Borrowers shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.30(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing, Borrowers shall have the option, directly or through one or more of their Subsidiaries, to invest Net Asset Sale Proceeds within one hundred eighty (180) days of receipt thereof in long-term productive assets of the general type used in the business of Borrowers and their Subsidiaries; provided further, pending any such investment all such Net Asset Sale Proceeds shall be applied to prepay Revolving Loans to the extent outstanding (without a reduction in Revolving Commitments).

(b)      Insurance/Condemnation Proceeds.  No later than the fifth Business Day following the date of receipt by Holdings or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Borrowers shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.30(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, (i) so long as no Default or Event of Default shall have occurred and be continuing, and (ii) to the extent that aggregate Net Insurance/Condemnation Proceeds from the Closing Date through the applicable date of determination do not exceed $500,000, Borrowers shall have the option, directly or through one or more of their Subsidiaries to invest such Net Insurance/Condemnation Proceeds within one hundred eighty (180) days of receipt thereof in long term productive assets of the general type used in the business of Borrowers and their Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof; provided further, pending any such investment all such Net Insurance/Condemnation Proceeds, as the case may be, shall be applied to prepay Revolving Loans to the extent outstanding (without a reduction in Revolving Commitments).

(c)      Issuance of Equity Securities.  No later than the fifth Business Day following the date of receipt by Holdings of any Cash proceeds from a capital contribution to, or the issuance of any Capital Stock of, Holdings or any of its Subsidiaries (other than in respect of any Excluded Equity Issuance), Borrowers shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.30(b) in an aggregate amount equal to 50% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(d)      Issuance of Debt.  No later than the fifth Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Cash proceeds from incurrence of any Indebtedness of Holdings or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.01), Borrowers shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.30(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(e)      Consolidated Excess Cash Flow.  In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year 2007, provided that the period of calculation for Fiscal Year 2007 shall commence on the Closing Date and continue through to and including December 31, 2007), Borrowers shall, no later than ten (10) days after the date annual financial statements are required to be delivered in accordance with Section 5.01(c), prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.30(b) in an aggregate amount equal to (i) 75% of such Consolidated Excess Cash Flow minus (ii) voluntary repayments of the Loans (excluding repayments of Revolving Loans or Swing line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments); provided, if the Total Leverage Ratio as of the last day of the relevant Fiscal Year (determined for such Fiscal Year by reference to the applicable Compliance Certificate delivered pursuant to Section 5.01(d) calculating the Total Leverage Ratio) shall be 3.00:1.00 or less, Borrowers shall only be required to make the prepayments and/or reductions otherwise required hereby in an amount equal to (i) 50% of such Consolidated Excess Cash Flow minus (ii) voluntary repayments of the Loans (excluding repayments of Revolving Loans or Swing line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments).

Section 2.28         Mandatory Commitment Reductions of Revolving Loans.

Borrowers shall from time to time prepay first, the Swing Line Loans, and second, the Revolving Loans to the extent necessary so that the Total Utilization of Revolving  Commitments shall not at any time exceed the Revolving Commitments then in effect.

Section 2.29         Prepayment Certificate.

Concurrently with any prepayment of the Loans and/or reduction of the Revolving Commitments pursuant to Section 2.27, Borrowers shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow, as the case may be.  In the event that Borrowers shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrowers shall promptly make an additional prepayment of the Loans and/or the Revolving Commitments shall be permanently reduced in an amount equal to such excess, and Borrowers shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

Section 2.30         Application of Prepayments/Reductions.

(a)      Application of Voluntary Prepayments by Type of Loans.  Any prepayment of any Loan pursuant to Section 2.25 shall be applied as specified by Borrowers in the applicable notice of prepayment; provided, in the event Borrowers fail to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied as follows:

First, to repay outstanding Swing Line Loans to the full extent thereof;

Second, to repay outstanding Revolving Loans to the full extent thereof; and

Third, to prepay the scheduled Installments of principal on the Term Loans and the Incremental Term Loans on a pro rata basis, such prepayments to be further applied in direct order of maturity for the first four Fiscal Quarters following the date of prepayment and thereafter to all remaining Installments of principal on the Term Loans and the Incremental Term Loans on a pro rata basis.

(b)      Application of Mandatory Prepayments by Type of Loans.  Any amount required to be paid pursuant to Section 2.27 shall be applied as follows:

First, to prepay the remaining scheduled Installments of principal of the Term Loans and the Incremental Term Loans on a pro rata basis, such prepayments to be further applied to all remaining Installments of principal on the Term Loans and the Incremental Term Loans on a pro rata basis;

Second, to prepay the Swing Line Loans to the full extent thereof and to permanently reduce the Revolving Commitments by the amount of such prepayment;

Third, to prepay the Revolving Loans to the full extent thereof and to further permanently reduce the Revolving Commitments by the amount of such prepayment;

Fourth, to prepay outstanding reimbursement obligations with respect to Letters of Credit and to further permanently reduce the Revolving Commitments by the amount of such prepayment;

Fifth, to cash collateralize Letters of Credit and to further permanently reduce the Revolving Commitments by the amount of such cash collateralization; and

Sixth, to further permanently reduce the Revolving Commitments to the full extent thereof.

(c)      Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans.  Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrowers pursuant to Section 2.33(c).

Section 2.31         General Provisions Regarding Payments.

(a)      All payments by Borrowers of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Administrative Agent’s Principal Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrowers on the next succeeding Business Day.

(b)      All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal.

(c)      Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

(d)      Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)      Subject to the provisos set forth in the definition of “Interest Period”, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(f)       [Reserved].

(g)      Administrative Agent shall deem any payment by or on behalf of Borrowers hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment.  Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  Administrative Agent shall give prompt telephonic notice to Borrowers and each applicable Lender (confirmed in writing) if any payment is non-conforming.  Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.01(a).  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.22 from the date such amount was due and payable until the date such amount is paid in full.

(h)      If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.01, all payments or proceeds received by Agents hereunder in respect of any of the Obligations shall be applied in accordance with the application arrangements described in Section 7.02 of the Pledge and Security Agreement.

Section 2.32         Sharing of Payments by Lenders.

Except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on Collateral if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its Pro Rata Share, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii)   the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 2.33                            Making or Maintaining Eurodollar Rate Loans.

(a)                  Inability to Determine Applicable Interest Rate.  In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrowers and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrowers and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrowers with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrowers.

(b)                 Illegality or Impracticability of Eurodollar Rate Loans.  In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrowers and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrowers and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender).  Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrowers pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrowers pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrowers shall have the option, subject to the provisions of Section 2.33(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender).  Except as provided in the immediately preceding sentence, nothing in this Section 2.33(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

(c)                  Compensation for Breakage or Non-Commencement of Interest Periods.  Borrowers shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by Administrative Agent or such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment or any conversion of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of their Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrowers.

(d)                 Booking of Eurodollar Rate Loans.  Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)                  Assumptions Concerning Funding of Eurodollar Rate Loans.  Calculation of all amounts payable to a Lender under this Section 2.33 and under Sections 2.34 and 2.35 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.33 and under Section 2.34 and 2.35.

Section 2.34                            Compensation For Increased Costs.

If any Change in Law shall:

(i)             impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the definition of Adjusted Eurodollar Rate) or the Issuing Bank;

(ii)          subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.36 and changes in the rate of any Excluded Tax payable by such Lender or the Issuing Bank); or

(iii)       impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then in accordance with Section 2.35(b), Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

Section 2.35                            Capital Requirements; Certificates for Reimbursement; Delay in Requests.

(a)                  Capital Requirements.  If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(b)                 Certificates for Reimbursement.  A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Sections 2.34 and 2.35(a) and delivered to Borrowers shall be conclusive absent manifest error.  Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(c)                  Delay in Requests.  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to Sections 2.34 or 2.35 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to Sections 2.34 or 2.35 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.36                            Taxes.

(a)                  Payments Free of Taxes.  Any and all payments by or on account of any obligation of Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if Borrowers shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.36) Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrowers shall make such deductions and (iii) Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                 Payment of Other Taxes by Borrowers.  Without limiting the provisions of paragraph (a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                  Indemnification by Borrowers.  Borrowers shall indemnify Administrative Agent, each Lender and the Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.36) paid by Administrative Agent, such Lender, the Swing Line Lender  or the Issuing Bank, as the case may be, and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, that if Borrowers reasonably believe that such Taxes were not correctly or legally asserted, Administrative Agent, such Lender or the Issuing Bank, as the case may be, will use commercially reasonable efforts to cooperate with Borrowers to obtain a refund of such Taxes.  A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender or the Issuing Bank (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, the Swing Line Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)                 Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrowers to a Governmental Authority, Borrowers shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(e)                  Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Borrowers (with a copy to Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by Borrowers or Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by Borrowers or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrowers or Administrative Agent as will enable Borrowers or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, any Foreign Lender shall deliver to Borrowers and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrowers or Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)             duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)          duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) duly completed copies of  Internal Revenue Service Form W-8BEN, or

(iv)      any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Borrowers to determine the withholding or deduction required to be made.

(f)                    Treatment of Certain Refunds.  If Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section, it shall pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section 2.36 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent, such Lender, the Swing Line Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrowers, upon the request of Administrative Agent, such Lender, the Swing Line Lender or the Issuing Bank, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent, such Lender, the Swing Line Lender or the Issuing Bank in the event Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require Administrative Agent, any Lender, the Swing Line Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrowers or any other Person.

Section 2.37                            Mitigation Obligations; Replacement of Lenders.

(a)                  Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.34 or 2.35 or requires Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.36, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.34, 2.35 or 2.36 as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Borrowers hereby agree to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                 Replacement of Lenders.  If (i) any Lender requests compensation under Section 2.34 or 2.35, (ii)  if Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.36 or (iii) if any Lender refuses to consent to an amendment, modification or waiver pursuant to Section 10.04(b) or (c) with respect to any Loan Document which has otherwise been approved by Requisite Lenders or (iv) any Lender becomes a Defaulting Lender pursuant to Section 2.38, then Borrowers may, at their sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)             Borrowers shall have paid to Administrative Agent the assignment fee specified in Section 10.06,

(ii)          such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including, if applicable, any amounts under Section 2.33(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts),

(iii)       in the case of any such assignment resulting from a claim for compensation under Section 2.34 or 2.35 or payments required to be made pursuant to Section 2.36, such assignment will result in a reduction in such compensation or payments thereafter, and

(iv)      such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.

Section 2.38                            Defaulting Lenders.

Anything contained herein to the contrary notwithstanding, in the event that any Lender, other than at the direction or request of any regulatory agency or authority, defaults (a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Revolving Loan, its portion of any unreimbursed payment under Section 2.06(d), any Delayed Draw Term Loan or any Incremental Term Loan (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any amendments, consents or waivers) with respect to any of the Loan Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Class of Loans that includes the Defaulted Loan shall, if Borrowers so direct at the time of making such voluntary prepayment, be applied to the applicable Class of Loans of other Lenders as if such Defaulting Lender had no Loans of the applicable Class outstanding and the Revolving Exposure, Term Loan Exposure (solely with respect to any Delayed Draw Term Loans that are Defaulted Loans) or Incremental Term Loan Exposure, as the case may be, of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Class of Loans that includes the Defaulted Loan shall, if Borrowers so direct at the time of making such mandatory prepayment, be applied to the applicable Class of Loans of other Lenders (but not to the applicable Class of Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that Borrowers shall be entitled to retain any portion of any mandatory prepayment of the applicable Class of Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); (c) if the Defaulted Loan is a Revolving Loan, such Defaulting Lender’s Revolving Commitment and outstanding Revolving Loans and such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage shall be excluded for purposes of calculating the Revolving Commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Revolving Commitment fee pursuant to Section 2.23 with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; (d) if the Defaulted Loan is a Revolving Loan, the Total Utilization of Revolving Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender; and (e) if the Defaulted Loan is a Delayed Draw Term Loan, such Defaulting Lender’s Delayed Draw Term Loan Commitment and outstanding Delayed Draw Term Loans shall be excluded for purposes of calculating the Delayed Draw Term Loan Commtiment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Delayed Draw Term Loan Commitment fee pursuant to Section 2.23 with respect to such Defaulting Lender’s Delayed Draw Term Loan Commitment in respect of any Default Period with respect to such Defaulting Lender.  No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.38, performance by Borrowers of their obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.38.  The rights and remedies against a Defaulting Lender under this Section 2.38 are in addition to other rights and remedies which Borrowers may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

Section 2.39                            Joint and Several Liability.

(a)                  Joint and Several Liability.  All Obligations of Borrowers under this Agreement and the other Loan Documents shall be joint and several Obligations of each Borrower.  Anything contained in this Agreement and the other Loan Documents to the contrary notwithstanding, the Obligations of each Borrower hereunder, solely to the extent that such Borrower did not receive proceeds of Loans from any borrowing hereunder, shall be limited to a maximum aggregate amount equal to the largest amount that would not render its Obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under §548 of the Bankruptcy Code, 11 U.S.C. §548, or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Borrower, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Borrower in respect of intercompany Indebtedness to any other Loan Party or Affiliates of any other Loan Party to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Loan Party hereunder) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation or contribution of such Borrower pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among such Borrower and other Affiliates of any Loan Party of Obligations arising under Guaranties by such parties.

(b)                 Subrogation.  Until the Obligations shall have been paid in full in Cash (except for continuing indemnity obligations), each Borrower shall withhold exercise of any right of subrogation, contribution or any other right to enforce any remedy which it now has or may hereafter have against the other Borrowers or any other guarantor of the Obligations.  Each Borrower further agrees that, to the extent the waiver of its rights of subrogation, contribution and remedies as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any such rights such Borrower may have against the other Borrowers, any collateral or security or any such other guarantor, shall be junior and subordinate to any rights Collateral Agent may have against the other Borrowers, any such collateral or security, and any such other guarantor.  Borrowers together desire to allocate among themselves, in a fair and equitable manner, their Obligations arising under this Agreement and the other Loan Documents.  Accordingly, in the event any payment or distribution is made on any date by any Borrower under this Agreement and the other Loan Documents (a “Funding Borrower”) that exceeds its Obligation Fair Share (as defined below) as of such date, that Funding Borrower shall be entitled to a contribution from the other Borrowers in the amount of such other Borrowers’ Obligation Fair Share Shortfall (as defined below) as of such date, with the result that all such contributions will cause each Borrower’s Obligation Aggregate Payments (as defined below) to equal its Obligation Fair Share as of such date.  “Obligation Fair Share” means, with respect to a Borrower as of any date of determination, an amount equal to (i) the ratio of (X) the Obligation Fair Share Contribution Amount (as defined below) with respect to such Borrower to (Y) the aggregate of the Obligation Fair Share Contribution Amounts with respect to all Borrowers, multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Borrowers under this Agreement and the other Loan Documents in respect of the Obligations guarantied.  “Obligation Fair Share Shortfall” means, with respect to a Borrower as of any date of determination, the excess, if any, of the Obligation Fair Share of such Borrower over the Obligation Aggregate Payments of such Borrower.  “Obligation Fair Share Contribution Amount” means, with respect to a Borrower as of any date of determination, the maximum aggregate amount of the Obligations of such Borrower under this Agreement and the other Loan Documents that would not render its Obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under any Fraudulent Transfer Law; provided that, solely for purposes of calculating the Obligation Fair Share

Contribution Amount with respect to any Borrower for purposes of this Section 2.39, any assets or liabilities of such Borrower arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or Obligations of contribution hereunder shall not be considered as assets or liabilities of such Borrower.  “Obligation Aggregate Payments” means, with respect to a Borrower as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Borrower in respect of this Agreement and the other Loan Documents (including in respect of this Section 2.39) minus (ii) the aggregate amount of all payments received on or before such date by such Borrower from the other Borrowers as contributions under this Section 2.39.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Borrower.  The allocation among the Borrowers of their Obligations as set forth in this Section 2.39 shall not be construed in any way to limit the liability of any Borrower hereunder or under any Loan Document.

(c)                  Representative of Companies.  Each of E-Default, STT and Statewide Publishing hereby appoints MR as its agent, attorney-in-fact and representative for the purpose of (i) making any borrowing requests or other requests required under this Agreement, (ii) the giving and receipt of notices by and to Borrowers under this Agreement, (iii) the delivery of all documents, reports, financial statements and written materials required to be delivered by Borrowers under this Agreement, and (iv) all other purposes incidental to any of the foregoing.  Each of E-Default, STT and Statewide Publishing agrees that any action taken by MR as the agent, attorney-in-fact and representative of E-Default, STT or Statewide Publishing shall be binding upon E-Default or Statewide, as applicable, to the same extent as if directly taken by E-Default, STT or Statewide Publishing, as applicable.

(d)                 Allocation of Loans.  All Loans shall be made to MR as borrower unless a different allocation of the Loans as among MR, E-Default, STT and Statewide Publishing with respect to any borrowing hereunder is included in the applicable Funding Notice.

Section 2.40                            Increase in Commitments.

(a)                  Borrower Request.  Borrowers may by written notice to Administrative Agent elect to request the establishment of one or more new term loan Commitments (each, an “Incremental Term Loan Commitment”) by an amount not in excess of $40,000,000 in the aggregate and not less than $10,000,000 individually.  Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which Borrowers propose that the Incremental Term Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to Administrative Agent and (ii) the identity of each Eligible Assignee to whom Borrowers propose any portion of such Incremental Term Loan Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the Incremental Term Loan Commitments may elect or decline, in its sole discretion, to provide such Incremental Term Loan Commitment.

(b)                 Conditions.  The Incremental Term Loan Commitments shall become effective as of such Increase Effective Date; provided that:

(i)             each of the conditions set forth in Section 3.03 shall be satisfied;

(ii)          no Default shall have occurred and be continuing or would result from the borrowings to be made on the Increase Effective Date;

(iii)       after giving pro forma effect to the borrowings to be made on the Increase Effective Date and to any change in Consolidated Adjusted EBITDA and any increase in Indebtedness resulting from the consummation of any Permitted Acquisition concurrently with such borrowings, as of the Increase Effective Date and as of the date of the most recent financial statements delivered pursuant to Section 5.01(a) or (c), Borrowers shall be in compliance with each of the covenants set forth in Section 6.08; and

(iv)      Borrowers shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction.

(c)                  Terms of New Loans and Incremental Term Loan Commitments.  The terms and provisions of Loans made pursuant to the Incremental Term Loan Commitments shall be as follows:

(i)             terms and provisions of Loans made pursuant to Incremental Term Loan Commitments (“Incremental Term Loans”) shall be, except as otherwise set forth herein or in the Increase Joinder, identical to the Term Loans (it being understood that Incremental Term Loans may be part of an existing tranche of Term Loans);

(ii)          the weighted average life to maturity of all Incremental Term Loans shall be no shorter than the original weighted average life to maturity of the existing Term Loans;

(iii)       the maturity date of Incremental Term Loans (the “Incremental Term Loan Maturity Date”) shall not be earlier than the Final Maturity Date;

(iv)      the Applicable Margins for the Incremental Term Loans shall be determined by Borrowers and the applicable new Lenders; provided, however, that the Applicable Margins for the Incremental Term Loans shall not be greater than the highest Applicable Margins that may, under any circumstances, be payable with respect to the Term Loans plus 25 basis points, unless the Applicable Margins with respect to the Term Loans are increased by an amount equal to the difference between the Applicable Margins with respect to the Incremental Term Loans and the corresponding Applicable Margins for the Term Loans.

(d)                 Increase Joinder.  The Incremental Term Loan Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by Borrowers, Administrative Agent and each Lender making such Incremental Term Loan Commitment, in form and substance satisfactory to each of them.  The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of Administrative Agent, to effect the provisions of this Section 2.40.

(e)                  Making of New Term Loans.  On any Increase Effective Date on which Incremental Term Loan Commitments for Incremental Term Loans are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such Incremental Term Loan Commitment shall make an Incremental Term Loan to Borrowers in an amount equal to its Incremental Term Loan Commitment.

(f)                    Equal and Ratable Benefit.  The Incremental Term Loans and Incremental Term Loan Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Collateral Documents.  The Loan Parties shall take any actions reasonably required by Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Incremental Term Loans or any such Incremental Term Loan Commitments.

ARTICLE THREE
CONDITIONS PRECEDENT

Section 3.01                            Conditions to Closing Date.

The obligation of any Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.04, of the following conditions on or before the Closing Date:

(a)                  Loan Documents.  Administrative Agent shall have received sufficient copies of each Loan Document originally executed and delivered by each applicable Loan Party for each Lender.

(b)                 Organizational Documents; Incumbency.  Administrative Agent shall have received (i) copies of each Organizational Document executed and delivered by each Loan Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party; (iii) resolutions of the Board of Directors of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents and the Related Agreements to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request.

(c)                  Organizational and Capital Structure.  The organizational structure and capital structure of Holdings and its Subsidiaries shall be as set forth on Schedule 4.02.  The Administrative Agent shall have received reasonably satisfactory evidence that (i) at least a majority of the ownership interests in Holdings shall be owned by the Sponsor, (ii) the Sponsor shall control the Board of Directors of Holdings, and (iii) all ownership interests in each Borrower’s Subsidiaries shall be owned by the applicable Borrower or its Subsidiaries in each case free and clear of any lien, charge, or encumbrance not permitted hereunder.

(d)                 Consummation of Transactions Contemplated by Related Agreements.

(i)             (1) The Lenders shall be reasonably satisfied with the Phase 1 Acquisition Agreements, and the Phase 1 Acquisition Agreements shall not be altered, amended or otherwise changed or supplemented or any condition therein waived in any respect materially adverse to the Lenders without the prior written consent of Requisite Lenders and (2) the Phase 1 Acquisitions shall have been consummated in accordance with the terms thereof in all material respects and in compliance with applicable law and regulatory approvals.

(ii)          The Lenders shall be satisfied that Holdings shall have received at least $1,000,000 from MSP management in equity financing and at least $1,000,000 from MHS management in equity financing, and the terms of such equity financing shall be reasonably satisfactory to the Lead Arranger.

(iii)       The Lenders shall be satisfied that the Senior Subordinated Notes in aggregate amount not to exceed $55,000,000 shall concurrently be purchased, on material terms reasonably satisfactory to the Lead Arranger.

(e)                  Existing Indebtedness.  On the Closing Date, Holdings and its Subsidiaries shall have (i) repaid in full all existing Indebtedness (other than Indebtedness set forth on Schedule 6.01), (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing such Indebtedness or other obligations of Holdings and its Subsidiaries thereunder being repaid on the Closing Date, and (iv) made arrangements satisfactory to Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of Letters of Credit to support the obligations of Holdings and its Subsidiaries with respect thereto.

(f)                    Funds Flow Memorandum.  On or prior to the Closing Date, Borrowers shall have delivered to Administrative Agent a funds flow memorandum in form and substance reasonably satisfactory to Administrative Agent.

(g)                 Governmental Authorizations and Consents.  Each Loan Party shall have obtained all Governmental Authorizations and all material consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Loan Documents and the Related Agreements and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the Related Agreements or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(h)                 Real Estate Assets.  In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected

First Priority security interest in certain Real Estate Assets, Collateral Agent shall have received from Borrowers and each applicable Guarantor:

(i)             fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Estate Asset listed in Schedule 3.01(h) (each, a “Closing Date Mortgaged Property’’);

(ii)          an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in each state in which a Closing Date Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent;

(iii)       in the case of each Leasehold Property that is a Closing Date Mortgaged Property, (1) a Landlord Consent and Estoppel and (2) evidence that such Leasehold Property is a Recorded Leasehold Interest;

(iv)      (a) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to each Closing Date Mortgaged Property (each, a “Title Policy”), in amounts not less than the fair market value of each Closing Date Mortgaged Property, together with a title report issued by a title company with respect thereto, dated not more than thirty (30) days prior to the Closing Date and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent and (B) evidence satisfactory to Collateral Agent that such Loan Party has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Closing Date Mortgaged Property in the appropriate real estate records;

(v)         flood certifications with respect to all Closing Date Mortgaged Properties and evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to Collateral Agent; and

(vi)      ALTA surveys of all Closing Date Mortgaged Properties which are not Leasehold Properties, certified to Collateral Agent and dated not more than thirty (30) days prior to the Closing Date.

(i)                     Personal Property Collateral.  In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, the Loan Parties shall have delivered to Collateral Agent:

(i)             evidence satisfactory to the Collateral Agent of the compliance by each Loan Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including, without limitation, their obligations to authorize and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

(ii)          a completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Loan Party, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Loan Party in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly authorized by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens);

(iii)       opinions of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent; and

(iv)      evidence that each Loan Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including without limitation a Landlord Collateral Access Agreement executed by the landlord of any Leasehold Property and by the applicable Loan Party) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.

(j)                     Financial Statements; Projections.  Lenders shall have received from Holdings (i) reasonably satisfactory evidence of the financial performance of Holdings and its Subsidiaries for the twelve-month period ended December 31, 2006, (ii) pro forma consolidated financial statements of Holdings and its Subsidiaries as at the Closing Date, and reflecting the consummation of the Transactions to occur on the Closing Date, the related financings and the other transactions contemplated by the Loan Documents to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance reasonably satisfactory to Administrative Agent and Lenders (the “Pro Forma Financial Statements”), (iii) the Projections and (iv) a certification by the chief financial officer of the Borrowers that the Pro Forma Financial Statements and the Projections were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to have been reasonable when made.

(k)                  Evidence of Insurance.  Administrative Agent shall have received a certificate from Borrowers’ insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.05 is in full force and effect and that Collateral

Agent, for the benefit of Lenders has been named as additional insured and loss payee thereunder to the extent required under Section 5.05.  The Administrative Agent shall be reasonably satisfied with the amount, types, and terms and conditions of all insurance maintained by Holdings and its Subsidiaries.

(l)                     Opinions of Counsel to Loan Parties.  Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of Kirkland & Ellis LLP, counsel for Loan Parties, in the form of Exhibit D and as to such other matters as Administrative Agent may reasonably request (it being acknowledged that such opinions shall specifically exclude and be qualified by the effects of any non-compliance with all laws concerning and/or regulating the practice of law), dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Loan Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(m)               Fees.  Borrowers shall have paid to Administrative Agent and Lead Arranger the fees payable on the Closing Date referred to in Section 2.23.

(n)                 Solvency Certificate.  On the Closing Date, Administrative Agent shall have received a Solvency Certificate from the chief financial officer of Holdings and each Borrower demonstrating that after giving effect to the consummation of the Transactions, Holdings, the Borrowers and the other Guarantors, taken as a whole, are and will be Solvent.

(o)                 Closing Date Certificate.  Holdings and each Borrower shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(p)                 Closing Date.  Lenders shall have made the Initial Term Loans to Borrowers on or before February 28, 2007.

(q)                 No Litigation.  There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or, to the knowledge of an Authorized Officer of Holdings or any Borrower, threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, materially impairs the Transactions, the financing thereof or any of the other transactions contemplated by the Loan Documents or the Related Agreements, or that could have a Material Adverse Effect.

(r)                    Services Agreements.  Each of the Services Agreements shall be in full force and effect, and each of the MSP Services Agreement and the MHS Services Agreement shall not be inconsistent in any material respect with the MR Services Agreement.

(s)                  Management Committee of MR Law.  The Management Committee of MR Law shall be limited to three people and shall consist of Daniel Phelan, Penni Alper and Gee Aldridge.

(t)                    Intellectual Property.  Lead Arranger shall be reasonably satisfied that Borrowers have the right to use all Intellectual Property to be used by the Borrowers through ownership, licensing or otherwise.

(u)                 Completion of Proceedings.  All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto shall be satisfactory in form and substance to Administrative Agent and its counsel, and Administrative Agent and its counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

(v)                 Letter of Direction.  Administrative Agent shall have received duly executed originals of a letter of direction from Borrowers addressed to Administrative Agent, on behalf of itself and the Lenders, with respect to the disbursement on the Closing Date of the proceeds of the Loans made on such date.

(w)               U.S. Patriot Act.  The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

(x)                   Leverage Ratios.  The Senior Leverage Ratio shall not be greater than 3.6:1.0 and the Total Leverage Ratio shall not be greater than 5.3:1.0, in each case (i) after giving pro forma effect to the incurrence of the Initial Term Loans and the Senior Subordinated Notes and (ii) based off pro forma Consolidated Adjusted EBITDA of Holdings and its Subsidiaries for the twelve month period ended at least 30 days prior to the Closing Date, giving effect to the Phase 1 Acquisitions.

Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

Section 3.02                            Conditions to Delayed Draw Term Loans.

The obligation of any Lender to make a Delayed Draw Term Loan is subject to the satisfaction, or waiver in accordance with Section 10.04, of the following conditions on or before the applicable Credit Date:

(a)                  Third Party Reports.  Any third party reports in respect of the Phase 2 Acquisition to be consummated on such Credit Date that have been provided to the Sponsor, Holdings or any of its Subsidiaries shall have been provided to Lead Arranger at least 10 days prior to funding of the Delayed Draw Term Loans used to finance such Phase 2 Acquisition.

(b)                 Phase 2 Acquisition Agreements.  The Lenders shall have received all material agreements, instruments and documents in connection with any Phase 2 Acquisitions to be consummated on such Credit Date (including without limitation all schedules and exhibits to the relevant acquisition agreement and any services agreement).  Concurrently with the funding of the Delayed Draw Term Loans, any such Phase 2 Acquisitions shall have been consummated in accordance with the terms of such agreements in all material respects and in compliance with applicable law and regulatory approvals.

(c)                  Solvency Certificate.  On the applicable Credit Date with respect to the Delayed Draw Term Loans, Administrative Agent shall have received a Solvency Certificate from the chief financial officer of Holdings and each Borrower demonstrating that after giving effect to the consummation of the Phase 2 Acquisitions and the incurrence of the Delayed Draw Term Loans on the applicable Credit Date, Holdings, the Borrowers and the other Guarantors, taken as a whole, are and will be Solvent.

(d)                 Liquidity; Covenant Compliance.  After giving pro forma effect to the Phase 2 Acquisitions and the incurrence of the Delayed Draw Term Loans on the applicable Credit Date: (i) (A) the amount, if any, by which (1) the Revolving Commitments exceed (2) the sum of the Total Utilization of Revolving Commitments plus (B) the aggregate amount of Cash and Cash Equivalents of Borrowers and their Subsidiaries at such time, shall not be less than $5,000,000, and (ii) Borrowers shall be in compliance with each of the covenants set forth in Section 6.08, provided that the Total Leverage Ratio shall be less than the lower of (x) the covenant then applicable under Section 6.08(c) and (y) 5.25:1.00.

(e)                  Letter of Direction.  Administrative Agent shall have received duly executed originals of a letter of direction from Borrowers addressed to Administrative Agent, on behalf of itself and the Lenders, with respect to the disbursement on the applicable Credit Date with respect to the Delayed Draw Term Loans of the proceeds of the Loans made on such date.

(f)                    Additional Conditions.  All conditions precedent set forth in Section 3.01(g), (h), (i), (k), (m) and (q) shall be satisfied after giving effect to the consummation of the Phase 2 Acquisition and the incurrence of the Delayed Draw Term Loans on the applicable Credit Date.

Section 3.03                            Conditions to Each Credit Extension.

(a)                  Conditions Precedent.  The obligation of each Lender to make any Loan, or Issuing Bank to issue any Letter of Credit, on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.04, of the following conditions precedent:

(i)             Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be;

(ii)          after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

(iii)       as of such Credit Date, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and  correct in all material respects on and as of such earlier date;

(iv)      as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default;

(v)         since December 31, 2006, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect;

(vi)      after giving pro forma effect to the borrowings to be made on such Credit Date and to any change in Consolidated Adjusted EBITDA and any increase in Indebtedness resulting from the consummation of any Permitted Acquisition concurrently with such borrowings, as of such Credit Date and as of the date of the most recent financial statements delivered pursuant to Section 5.01(a) or (c), Borrowers shall be in compliance with each of the covenants set forth in Section 6.08; provided that this clause (vi) shall not apply to borrowings under the Revolving Commitments; and

(vii)   on or before the date of issuance of any Letter of Credit, Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.

Any Agent or Requisite Lenders shall be entitled, but not obligated, to request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Requisite Lender such request is warranted under the circumstances.

(b)                 Notices.  Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent.  In lieu of delivering a Notice, Borrowers may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance.  Neither Administrative Agent nor any Lender shall incur any liability to Borrowers in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Borrowers or for otherwise acting in good faith.

ARTICLE FOUR
REPRESENTATIONS AND WARRANTIES

In order to induce Lenders and Issuing Bank to enter into this Agreement and to make each Credit Extension to be made thereby, each Loan Party represents and warrants to each Lender and Issuing Bank, on the Closing Date and on each Credit Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Transactions):

Section 4.01                            Organization; Requisite Power and Authority; Qualification.

Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.01, (b) has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

Section 4.02                            Capital Stock and Ownership.

The Capital Stock of each of Holdings and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable.  Except as set forth on Schedule 4.02, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which Holdings or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Holdings or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Holdings or any of its Subsidiaries of any additional membership interests or other Capital Stock of Holdings or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Holdings or any of its Subsidiaries.  Schedule 4.02 correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date after giving effect to the Transaction.

Section 4.03                            Due Authorization.

The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

Section 4.04                            No Conflict.

The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, any of the Organizational Documents of Holdings or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of Holdings or any of its Subsidiaries, (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Collateral  Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any material Contractual Obligation of Holdings or any of its Subsidiaries, except for (y) such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders or (z) solely with respect to Contractual Obligations, the failure of which to obtain would not reasonably be expected to result in a Material Adverse Effect.

Section 4.05                            Governmental Consents.

The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except as otherwise set forth in the Phase 1 Acquisition Agreements and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date.

Section 4.06                            Binding Obligation.

Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 4.07                            Pro Forma Financial Statements.

The Pro Forma Financial Statements were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to have been reasonable when made.  As of the Closing Date, neither Holdings nor any of its Subsidiaries has any material contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Pro Forma Financial Statements.

Section 4.08                            Projections.

On and as of the Closing Date, the projections of Holdings and its Subsidiaries on a quarterly basis for the first year following the Closing Date and on an annual basis for six years following the Closing Date (the “Projections”) are based on good faith estimates and assumptions made by the management of Holdings; provided the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material.

Section 4.09                            No Material Adverse Change.

From December 31, 2006 until the Closing Date, no event, circumstance or change occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

Section 4.10                            No Restricted Junior Payments.

Since December 31, 2006 through and including the Closing Date, neither Holdings nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 6.05.

Section 4.11                            Adverse Proceedings, etc.

There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.  Neither Holdings nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 4.12                            Payment of Taxes.

Except as otherwise permitted under Section 5.03, all federal and other material tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable.  Holdings knows of no proposed tax assessment (other than increases in tax rates generally) against Holdings or any of its Subsidiaries that is not being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings and/or its Subsidiaries, as the case may be, except for any assessments which would not reasonably be expected to result in a Material Adverse Effect; and as of the Closing Date no tax Lien has been filed, and to the knowledge of an Authorized Officer of Holdings, no claim is being asserted, with respect to any such tax, fee or other charge.

Section 4.13                            Properties.

(a)                  Title.  Each of Holdings and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property, including, but not limited to, Intellectual Property and licenses) all properties and assets necessary for the operation of their businesses, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.09.  Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b)                 Real Estate.  As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Loan Party, regardless of whether such Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.  Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Holdings does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

Section 4.14                            Environmental Matters.

Neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, neither Holdings nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law.  There are and, to the knowledge of any Authorized Officers of Holdings and its Subsidiaries, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, neither

Holdings nor any of its Subsidiaries nor, to the knowledge of any Authorized Officers of any Loan Party, any predecessor of Holdings or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Holdings’ or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent.  Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  No event or condition has occurred or is occurring with respect to Holdings or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 4.15                            No Defaults.

Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations (other than this Agreement), and no condition exists which could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

Section 4.16                            Material Contracts.

Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect in all material respects and no defaults currently exist thereunder (other than an immaterial breach that could not reasonably be expected to have a Material Adverse Effect).

Section 4.17                            Governmental Regulation.

Neither Holdings nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which limits its ability to incur Indebtedness or which otherwise renders all or any portion of the Obligations unenforceable.  Neither Holdings nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 4.18                            Margin Stock.

Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the Loans made to such Loan Party will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.

Section 4.19                            Employee Matters.

Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries, or to the best knowledge of any Authorized Officers of Holdings and Borrowers, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries or to the best knowledge of any Authorized Officers of Holdings and Borrowers, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries,  and (c) to the best knowledge of any Authorized Officers of Holdings and Borrowers, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the best knowledge of any Authorized Officers of Holdings and Borrowers, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

Section 4.20                            Employee Benefit Plans.

Holdings, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder in all material respects with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan.  Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status.  No material liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Holdings, any of its Subsidiaries or any of their ERISA Affiliates.  No ERISA Event has occurred or is reasonably expected to create a material liability of Holdings or any of its Subsidiaries.  Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates.  The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Holdings, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan.  As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Holdings, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero.  Holdings, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

Section 4.21                            Certain Fees.

Except as set forth on Schedule 4.21, no broker’s or finder’s fee or commission will be payable with respect to any of the transactions contemplated by the Related Agreements except as payable to the Agents, the Lenders and the purchasers of the Senior Subordinated Notes.

Section 4.22                            Solvency.

The Loan Parties, taken as a whole, are and, upon the incurrence of any Obligation by any Loan Party on any date on which this representation and warranty is made, will be, Solvent.

Section 4.23                            Related Agreements.

(a)                  Delivery.  Holdings and Borrowers have delivered to Administrative Agent complete copies of (i) each Related Agreement and of all exhibits and schedules thereto as of the date hereof and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of each Related Agreement entered into after the date hereof.

(b)                 Conditions Precedent.  On the Closing Date, (i) all of the conditions to effecting or consummating the Transactions set forth in the Related Agreements have been duly satisfied or waived with, in the case of any such waiver that is materially adverse to the Lenders, the consent of the Requisite Lenders, and (ii) the Transactions to be consummated on the Closing Date have been consummated in accordance with the Related Agreements in all material respects and all applicable laws.

Section 4.24                            Compliance with Statutes, etc.

Each of Holdings and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of  its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Holdings or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.25                            Disclosure.

No representation or warranty of any Loan Party contained in any Loan Document or in any other documents, certificates or written statements (other than Projections and general market information) furnished to any Agent or Lender by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated hereby, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact (known to an Authorized Officer of Holdings or any Borrower, in the case of any document not furnished by any of them) necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made.  Any Projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings or any Borrower to have been reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.  There are no facts known (or which should upon the reasonable exercise of diligence be known) to an Authorized Officer of Holdings or any Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

Section 4.26                            Intellectual Property.

Each Borrower and each of its Subsidiaries owns or possesses, or could obtain ownership or possession of, on terms not materially adverse to it, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary for the present conduct of its business, without any known conflict with the rights of others, and free from any burdensome restrictions, except where such conflicts and restrictions could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.27                            No Default.

Each component of the Transactions was consummated, as of the Closing Date (i) in accordance with the respective terms of the applicable Related Agreements in the form supplied to the Administrative Agent, without modification, waiver or amendment, except those which had the prior written consent of the Administrative Agent or which, neither individually nor in the aggregate, were materially adverse to the Lenders and (ii) in compliance with all applicable laws, including, without limitation, the Delaware General Corporation Law (to the extent relevant), the Bankruptcy Code, all regulations of the Internal Revenue Code and the United States Department of Labor applicable to employee stock ownership plans, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the corporate laws of each state in which any corporation now controlled by Holdings is or was incorporated.

Section 4.28                            Investigations, Audits, Etc.

Neither Holdings nor any of its Subsidiaries is the subject of (x) any pending review or audit by the Internal Revenue Service or any investigation by a Governmental Authority concerning the violation or possible violation of any law or (y) any pending litigation, judgment, action, charge, claim, demand, suit, petition, or arbitration, in each case, which could reasonably be expected to result in a Material Adverse Effect.

Section 4.29                            Agreements with Managers.

As of the Closing Date, Holdings has not entered into an agreement, whether written or oral, with any of the members of Holdings’ management or any other officer or employee of Holdings, for the purchase by such manager, officer or employee of any equity securities of Holdings or warrants or options to purchase equity securities of Holdings except as provided on Schedule 4.29.

Section 4.30                            Subordinated Indebtedness.

As of the Closing Date, the Senior Subordinated Notes are the only outstanding contractually subordinated indebtedness of Holdings and its Subsidiaries.

Section 4.31                            Foreign Assets Control Regulations.

None of the Loan Parties nor, to the best knowledge of any Authorized Officers of Holdings and Borrowers after due inquiry, any Affiliate of any Loan Party, is, or will be after consummation of the Transactions and application of the proceeds of the Loans, by reason of being a “national” of a “designated foreign country” or a “specially designated national” within the meaning of the Regulations of the Office of Foreign Assets Control, United States Treasury Department (31 C.F.R., Subtitle B, Chapter V), or for any other reason, in violation of, any United States Federal Statute or Presidential Executive Order concerning trade or other relations with any foreign country or any citizen or national thereof.

Section 4.32                            Patriot Act.

To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”).  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 4.33                            RICO.

No Loan Party is engaged in or has engaged in any course of conduct that could reasonably be expected to subject any of their respective Properties to any Lien, seizure or other forfeiture under any criminal law, racketeer influenced and corrupt organizations law, civil or criminal, or other similar laws.

Section 4.34                            Unauthorized UCC Filings.

None of MR Law, MSP, MHS, any Borrower nor any of their respective Affiliates has granted a Lien in favor of any Person named on such UCC financing Statements as a creditor over the collateral that is described in the UCC financing statements referenced on Schedule 4.34 hereto. None of MR Law, MSP, MHS, any Borrower nor any of their respective Affiliates has incurred any Indebtedness from or with respect to any Person named in such UCC financing statements as a creditor.  No such creditor has legal title, or any other property interest, in any such collateral.

ARTICLE FIVE
AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent indemnity obligations not then due and payable) and cancellation or expiration of all Letters of Credit, each Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article Five.

Section 5.01                            Financial Statements and Other Reports.

Holdings will deliver to Administrative Agent, for further distribution to the Lenders:

(a)                  Monthly Reports.  Within (i) forty-five (45) days after January 31, 2007 and Feburary 28, 2007 and (ii) within thirty (30) days after the end of each month thereafter, the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such month and the related consolidated statements of income and cash flows of Holdings and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month (on a pro forma basis giving effect to the consummation of the Transactions with respect to the February 28, 2007 financial statements), setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, if any (it being understood that such corresponding figures will be drawn from the Pro Forma Financial Statements for any period completed prior to the Closing Date), and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared on a monthly basis, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(b)                 Reserved.

(c)                  Annual Financial Statements.  Within (i) one hundred twenty (120) days after the end of the Fiscal Year ended December 31, 2006 and (ii) ninety (90) days after the end of each Fiscal Year thereafter, (A) the consolidated balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year (but excluding the Fiscal Year ending December 31, 2005), and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (B) with respect to such consolidated financial statements a report thereon of a Big Four Accounting Firm or such other independent certified public accountants of recognized national standing, or such as selected by Holdings, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating that during the normal course of the annual audit, no condition or event that constitutes a Default or an Event of Default under Section 6.08 has come to their attention or, if such a condition or event has come to their attention, specifying the nature and period of existence thereof or a similar written statement reasonably acceptable to the Administrative Agent;

(d)                 Compliance Certificate.  Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Section 5.01(c) and within forty-five (45) days after the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2007, a duly executed and completed Compliance Certificate;

(e)                  Statements of Reconciliation after Change in Accounting Principles.  If, as a result of any change in accounting principles and policies from those used in the preparation of the Pro Forma Financial Statements, the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to Section 5.01(a) or 5.01(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent;

(f)                    Notice of Default.  Promptly upon any Authorized Officer of Holdings or any Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Holdings or any Borrower with respect thereto; or (ii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrowers have taken, are taking and propose to take with respect thereto;

(g)                 Notice of Litigation.  Promptly upon any Authorized Officer of Holdings or any Borrower obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by Borrowers to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Holdings or any Borrower to enable Lenders and their counsel to evaluate such matters;

(h)                 ERISA.  (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) upon request by Administrative Agent, with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(i)                     Financial Plan.  No later than thirty (30) days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the Final Maturity Date (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each such Fiscal Year, together with pro forma Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each month of the first Fiscal Year to which the Financial Plan relates, and (iii) forecasts demonstrating adequate liquidity through the Final Maturity Date, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to Agents;

(j)                     Insurance Certificate(s).  On each anniversary of the Closing Date, a certificate or certificates from the insurance broker for Holdings and its Subsidiaries or other evidence reasonably satisfactory to Administrative Agent outlining all material insurance coverage maintained as of such date by Holdings and its Subsidiaries, such certificate to note that with respect to all such insurance Collateral Agent, for the benefit of Lenders, has been named as additional insured and loss payee thereunder to the extent required under Section 5.05.

(k)                  Notice of Change in Board of Directors.  With reasonable promptness, written notice of any change in the Board of Directors of Holdings;

(l)                     Notice Regarding Material Contracts.  Promptly, and in any event within ten (10) Business Days (i) after any Material Contract of Holdings or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Holdings or such Subsidiary, as the case may be, or (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract; provided, no such prohibition on delivery shall be effective if it were bargained for by Holdings or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.01(l)), and an explanation of any actions being taken with respect thereto;

(m)               Environmental Reports and Audits.  As soon as practicable following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any Facility or which relate to any environmental liabilities of Holdings or its Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(n)                 Information Regarding Collateral.  (a)  Borrowers will furnish to the Collateral Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in any Loan Party’s identity or corporate structure, (iii) in any Loan Party’s jurisdiction of formation or (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number.  Borrowers agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents.  Borrowers also agree promptly to notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed;

(o)                 Annual Collateral Verification.  Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.01(c), Borrowers shall deliver to the Collateral Agent an Officer’s Certificate either confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes;

(p)                 Tax Notices.  Promptly upon any Authorized Officer of any Borrower obtaining knowledge of a tax event or liability not previously disclosed in writing by Borrowers to Administrative Agent which could reasonably be expected to result in a Material Adverse Effect, written notice thereof together with such other information as may be reasonably available to any Borrower to enable Lenders and their counsel to evaluate such matters;

(q)                 Financial Statements of MR Law, MSP and MHS.  (i) So long as the MR Services Agreement is in effect, no later than ninety (90) days after the end of each fiscal year of MR Law, annual unaudited cash basis financial statements of MR Law; (ii) so long as the MSP Services Agreement is in effect, no later than ninety (90) days after the end of each fiscal year of MSP, annual unaudited cash basis financial statements of MSP; and (iii) so long as the MHS Services Agreement is in effect, no later than ninety (90) days after the end of each fiscal year of MHS, annual unaudited cash basis financial statements of MHS; and

(r)                    Other Information.  (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to its security holders and creditors acting in such capacity or by any Subsidiary of Holdings to its security holders and creditors other than Holdings or another Subsidiary of Holdings, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission and any material reports filed by Holdings or any of its Subsidiaries with any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries, and (B) such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender.

Section 5.02                            Existence.

Except as otherwise permitted under Section 6.09, each Loan Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights (charter and statutory) and franchises, licenses, approvals and permits material to its business; provided, no Loan Party or any of its Subsidiaries (other than Borrowers in the case of existence) shall be required to preserve any such existence, right or franchise, licenses and permits if an Authorized Officer or the Board of Directors of such Person shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

Section 5.03                            Payment of Taxes.

Each Loan Party will, and will cause each of its Subsidiaries to, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon; provided, no such Tax need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a charge that has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax.  No Loan Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income Tax return with any Person (other than Holdings or any of its Subsidiaries).

Section 5.04         Maintenance of Properties.

Each Loan Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Holdings and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

Section 5.05         Insurance.

Holdings will maintain or cause to be maintained, with insurers who are reputable and with respect to which Holdings has used commercially reasonable efforts both at the time of inception of each insurance policy and upon each renewal thereof to confirm that such insurer is financially sound: (i) business interruption insurance reasonably satisfactory to Administrative Agent and (ii) casualty insurance, public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as, in the case of the insurance described in clause (ii), may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.  Without limiting the generality of the foregoing, Holdings will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses.  Each such policy of insurance shall (i) name Collateral Agent, on behalf of Lenders, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of Lenders as the loss payee thereunder and provides for at least thirty (30) days’ (or ten (10) days’ in the case of non-payment of premiums) prior written notice to Collateral Agent of any modification or cancellation of such policy.

Section 5.06         Inspections.

Each Loan Party will, and will cause each of its Subsidiaries to, permit, at the Borrowers’ expense, any authorized representatives designated by the Administrative Agent (or, following and during the continuation of any Default or Event of Default, any Lender) to visit and inspect any of the properties of any Loan Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all at the expense of the Borrowers, upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that (i) a representative of the Loan Parties shall be given the opportunity to be present for any discussions with their independent public accountants and (ii) absent the occurrence and continuance of a Default or an Event of Default, the Borrowers shall be responsible for the expenses for no more than one visitation and inspection per year.

Section 5.07         Lenders Meetings.

Holdings and each Borrower will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at a Borrower’s corporate offices (or at such other location as may be agreed to by Borrowers and Administrative Agent) at such time as may be agreed to by Borrowers and Administrative Agent.

Section 5.08         Compliance with Laws.

Each Loan Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including ERISA and all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.09         Environmental Disclosure.

Holdings will deliver to Administrative Agent, for further distribution to the Lenders:

(a)      as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims which could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)      promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (2) any remedial action taken by Holdings or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (3) Holdings’ or any Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(c)      as soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (3) any request for information from any governmental agency that suggests such agency is investigating whether Holdings or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity which could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect;

(d)      prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to (A) expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Holdings or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Holdings or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Holdings or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(e)      with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.09.

Section 5.10         Hazardous Materials Activities, etc.

Each Loan Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Loan Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Loan Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.11         Subsidiaries.

In the event that any Person becomes a Domestic Subsidiary of any Borrower, such Borrower shall (a) promptly cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.01(b), 3.01(h), 3.01(i) and 3.01(l).  In the event that any Person becomes a Foreign Subsidiary of any Borrower, and the ownership interests of such Foreign Subsidiary are directly owned by such Borrower or by any Domestic Subsidiary thereof, such Borrower shall, or shall cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.01(b), and such Borrower shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in Section 3.01(i)(i) necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in 65% of such ownership interests.  With respect to each such Subsidiary, the applicable Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of such Borrower, and (ii) all of the data required to be set forth in Schedules 4.01 and 4.02 with respect to all Subsidiaries of such Borrower; provided, such written notice shall be deemed to supplement Schedule 4.01 and 4.02 for all purposes hereof.

Section 5.12         Additional Material Real Estate Assets.

In the event that any Loan Party acquires a Material Real Estate Asset, then such Loan Party, (a) contemporaneously with acquiring such Material Real Estate Asset if it is a fee-owned property and (b) upon request of Collateral Agent if such Material Real Estate Asset is a Leasehold Property, shall take all such actions and execute and deliver, or cause to be executed and delivered, any environmental reports and all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Sections 3.01(h) and 3.01(i) with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets.  In addition to the foregoing, each Borrower shall, at the request of Collateral Agent, deliver, from time to time, to Collateral Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.

Section 5.13         Interest Rate Protection.

No later than ninety (90) days following the Closing Date, Borrowers shall maintain, or cause to be maintained, in effect one or more Interest Rate Agreements, or otherwise fix the interest rate on an amount of Indebtedness, for a term of not less than three (3) years and pursuant to which an amount equal to not less than 50% of the Initial Term Loans shall be subject to Interest Rate Agreements or otherwise fixed, in each case in form and substance reasonably satisfactory to Administrative Agent.

Section 5.14         Further Assurances.

At any time or from time to time upon the request of Administrative Agent, each Loan Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Loan Documents.  In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by validly perfected, First Priority liens on substantially all of the assets of Holdings and its Subsidiaries and all of the outstanding Capital Stock of each Borrower and its Subsidiaries (subject to limitations contained in the Loan Documents with respect to Foreign Subsidiaries).

Section 5.15         Cash Management Systems.  Unless otherwise consented to by Agents or Requisite Lenders, Holdings and its Subsidiaries shall establish and maintain cash management systems reasonably acceptable to Administrative Agent.  Holdings and its Subsidiaries shall at all times ensure that all Cash and Cash Equivalents held by any of them are subject to a valid and perfected First Priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties to the extent required under the Pledge and Security Agreement.

Section 5.16         Books and Records.

The Loan Parties will, and will cause each of their Subsidiaries to, keep proper books of record and account in which full, true and correct entries in accordance with GAAP are made of all dealings and transactions in relation to its business and activities.

Section 5.17         Performance of Leases, Related Documents and Other Material Agreements.

Each Borrower and its Subsidiaries shall (a) maintain in all material respects all leases of real and personal property and all debt agreements and Capital Leases to which they are a party without default or right of the lessor or other obligee to terminate or accelerate thereunder and (b) not take any action to terminate or breach any Material Contract (other than any immaterial breach that could not reasonably be expected to result in a Material Adverse Effect).

Section 5.18         Unauthorized UCC Filings.

As soon as practicable after any Authorized Officer of any Loan Party has knowledge of the existence of a UCC financing statement filed against any Loan Party or any Loan Party’s assets (including, without limitation, any UCC financing statement filed against MSP or MHS on or prior to the Closing Date covering, or purporting to cover, the assets acquired by the Borrowers pursuant to the Phase 1 Acquisitions) that does not relate to a validly created Permitted Lien or was not otherwise authorized by such Loan Party (including, without limitation, the UCC financing statements referenced on Schedule 4.34 hereto in respect of which such knowledge is expressly acknowledged by the Loan Parties), such Loan Party shall (a) promptly notify the Collateral Agent of such filing in writing, including therein a reasonably detailed explanation of such filing as well as the basis upon which such Loan Party believes such filing was filed and is unauthorized and (b) use commercially reasonable efforts to cause such UCC financing statement to be terminated as soon as is reasonably practicable.

ARTICLE SIX
NEGATIVE COVENANTS

Each Loan Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent indemnity obligations not then due and payable) and cancellation or expiration of all Letters of Credit, such Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article Six.

Section 6.01         Indebtedness.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)      the Obligations;

(b)      Indebtedness of any Loan Party to any other Loan Party; provided, that any such Indebtedness of Holdings to any other Loan Party shall constitute a Restricted Junior Payment subject to Section 6.05 hereof; provided further, (i) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent, and (iii) any payment by any Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Guarantor to such Loan Party or to any of its Subsidiaries for whose benefit such payment is made;

(c)      Indebtedness evidenced by the Senior Subordinated Notes Documents;

(d)      Indebtedness incurred by any Borrower or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of  such Borrower or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Holdings or any of its Subsidiaries;

(e)      Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(f)       Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(g)      Indebtedness in respect of Taxes to the extent that payment thereof shall not be required to be made pursuant to Section 5.03;

(h)      guaranties by any Borrower of Indebtedness of a Guarantor Subsidiary or guaranties by a Subsidiary of any Borrower of Indebtedness of any Borrower or a Guarantor Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01; provided, that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations;

(i)       Indebtedness described in Schedule 6.01, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(j)       Indebtedness with respect to Capital Leases in an aggregate amount not to exceed at any time $2,000,000;

(k)      purchase money Indebtedness in an aggregate amount not to exceed at any time $2,000,000 (including any Indebtedness acquired in connection with a Permitted Acquisition); provided, any such Indebtedness (i) shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness, and (ii) shall constitute not less than 90% of the aggregate consideration paid with respect to such asset;

(l)       (i) Indebtedness of Borrowers incurred in connection with a Permitted Acquisition (either in the form of Seller Subordinated Notes, earn out obligations, deferred purchase price or otherwise) in an aggregate amount not to exceed $2,500,000 with respect to any single Permitted Acquisition or series of related Permitted Acquisitions and $7,500,000 with respect to all Permitted Acquisitions consummated since the Closing Date, in either case, at any one time outstanding, and (ii) any extension, renewal or refinancing of any Indebtedness specified in clause (i) above, provided, that such Indebtedness permitted under this clause (ii) shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(m)     obligations under incentive, non-compete, consulting, deferred compensation or other similar arrangements incurred by a Loan Party;

(n)      Indebtedness incurred in connection with the financing of insurance premiums in the ordinary course of business;

(o)      Indebtedness of Holdings incurred for the purpose of making Restricted Junior Payments permitted under Section 6.05(c); provided, that all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations on a basis reasonably satisfactory to Administrative Agent; and

(p)      other Indebtedness of Holdings and its Subsidiaries, in an aggregate amount not to exceed at any time $1,000,000.

Section 6.02         Liens.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except (each of the following, collectively, the “Permitted Liens”):

(a)      Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Loan Document;

(b)      Liens for Taxes if obligations with respect to such Taxes are not yet due and payable or are not required to be paid pursuant to the terms of Section 5.03;

(c)      statutory Liens and contractual restatements of such Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business;

(d)      Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e)      easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries;

(f)       any interest or title of a lessor or sublessor under any lease of real estate or licensor or sublicensor of personal property permitted hereunder;

(g)      Liens in favor of any escrow agent solely on and in respect of any cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h)      purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i)       [Reserved];

(j)       any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k)      non-exclusive licenses of patents, trademarks and other Intellectual Property rights granted by Borrowers or any of their Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of any Borrower or such Subsidiary;

(l)       Liens described in Schedule 6.02 or on a title report delivered pursuant to Section 3.01(h)(iv);

(m)     Liens securing Indebtedness permitted pursuant to Sections 6.01(j) or (k); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;

(n)      Liens consisting of judgment or judicial attachment liens with respect to judgments that do not constitute an Event of Default under Section 8.01;

(o)      Liens on deposits required in connection with entering into any Interest Rate Agreement permitted hereunder;

(p)      Liens on insurance policies and proceeds thereof securing the financing of the premiums with respect thereto in the ordinary course of business;

(q)      Liens encumbering customary initial deposits and margin deposits and similar Liens attaching to other brokerage accounts, in each case with respect to Investments permitted under Section 6.07 and in the ordinary course of business;

(r)       other Liens securing Indebtedness or other obligations in an aggregate amount not to exceed $500,000 at any time outstanding.

Section 6.03         Equitable Lien.

If any Loan Party or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.

Section 6.04         No Further Negative Pledges.

Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions contained in the Senior Subordinated Notes Documents and (c) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), no Loan Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations.

Section 6.05         Restricted Junior Payments.

No Loan Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that:

(a)      Borrowers may make regularly scheduled payments of interest in respect of any Senior Subordinated Notes in accordance with the terms of, and only to the extent required by the Purchase Agreement, and subject to the subordination provisions contained in the Subordination Agreement;

(b)      Borrowers may make Restricted Junior Payments to Holdings (i) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, in an aggregate amount not to exceed $250,000 in any Fiscal Year, to the extent necessary to permit Holdings to pay general administrative costs and expenses and (ii) so long as any of the Borrowers and/or any of their Subsidiaries is a partnership or disregarded entity for U.S. federal and state income tax purposes or is otherwise filing a consolidated or combined tax return with Holdings, to the extent necessary to permit

Holdings to discharge any tax liabilities payable by Holdings, in each case so long as Holdings applies the amount of any such Restricted Junior Payment for such purpose;

(c)      commencing with the Fiscal Year beginning January 1, 2007, and so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, Borrowers may make Restricted Junior Payments to Holdings, and Holdings may then make Restricted Junior Payments, in each case for the purpose of repurchasing or redeeming Capital Stock of Holdings from employees upon the death, disability or other termination of employment of any such employee in an amount not to exceed $750,000 in any Fiscal Year;

(d)      at any time on or after the fifth anniversary of the Closing Date, Borrowers may make cash payments in respect of the Senior Subordinated Notes corresponding to the amount of accrued original issue discount (as defined in Section 1273 of the Internal Revenue Code) in respect of the Senior Subordinated Notes so long as (i) no Default or Event of Default shall have occurred and be continuing, (ii) at the time of such Restricted Junior Payment and after giving effect thereto, the sum of (A) the amount, if any, by which (1) the Revolving Commitments exceed (2) the sum of the Total Utilization of Revolving Commitments plus (B) the aggregate amount of Cash and Cash Equivalents of Borrowers and their Subsidiaries at such time, shall not be less than $5,000,000; and (iii) after giving effect to such Restricted Junior Payment, Borrowers shall demonstrate (A) a pro forma Total Leverage Ratio and pro forma Senior Leverage Ratio of at least 0.25x less than the Total Leverage Ratio or Senior Leverage Ratio, as applicable, required at such time by Section 6.08 and (B) a pro forma Interest Coverage Ratio and pro forma Fixed Charge Coverage Ratio of at least 0.25x more than the Interest Coverage Ratio or Fixed Charge Coverage Ratio, as applicable, required at such time by Section 6.08; and

(e)      STT may dividend the Capital Stock of Statewide Publishing to Holdings.

Section 6.06         Restrictions on Subsidiary Distributions.

Except as provided herein, in any other Loan Document or in the Senior Subordinated Notes Documents, no Loan Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Holdings to:

(a)      pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Holdings or any other Subsidiary of Holdings;

(b)      repay or prepay any Indebtedness owed by such Subsidiary to any Borrower or any other Subsidiary of Holdings;

(c)      make loans or advances to Holdings or any other Subsidiary of Holdings; or

(d)      transfer any of its property or assets to Holdings or any other Subsidiary of Holdings other than restrictions (i) in agreements evidencing Indebtedness permitted by Sections 6.01(j) or 6.01(k) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, or (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement.

Section 6.07         Investments.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture or general partnership, except (each of the following, collectively, the “Permitted Investments”):

(a)      Cash Equivalents;

(b)      (i) equity Investments owned as of the Closing Date in any Domestic Subsidiary, and (ii) Investments made after the Closing Date in any wholly-owned Guarantor Subsidiary of any Borrower;

(c)      Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Borrowers and their Subsidiaries;

(d)      intercompany loans to the extent permitted under Section 6.01(b) (other than any loans or advances to any director or executive officer (or equivalent thereof) that would be in violation of Section 402 of the Sarbanes-Oxley Act to the extent any Borrower and its Subsidiaries are subject thereto);

(e)      Consolidated Capital Expenditures permitted by Section 6.08(e);

(f)       loans and advances to employees and directors of Holdings and its Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $250,000 in the aggregate;

(g)      Permitted Acquisitions permitted pursuant to Section 6.09;

(h)      Investments described in Schedule 6.07;

(i)       Investments by Borrowers or any of their Subsidiaries in the form of Interest Rate Agreements permitted hereunder that are not speculative in nature;

(j)       Investments received from the purchaser with respect to any Asset Sale or other asset disposition permitted under Section 6.09;

(k)      to the extent permitted by applicable law, promissory notes received from officers and employees of any Loan Party in exchange for Capital Stock of Holdings purchased by such Persons pursuant to a stock ownership or purchase plan or compensation plan; provided, that all such promissory notes shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement;

(l)       earnest money deposits made in connection with Permitted Acquisitions;

(m)     Investments in deposit accounts opened in the ordinary course of business; provided, that such deposit accounts shall be subject to a First Priority Lien to the extent required under the Pledge and Security Agreement; and

(n)      other Investments in an aggregate amount not to exceed at any time $500,000.

Notwithstanding the foregoing, in no event shall any Loan Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.05.

Section 6.08         Financial Covenants.

(a)      Interest Coverage Ratio.  Holdings shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2007, to be less than the correlative ratio indicated:

FISCAL QUARTER	INTEREST COVERAGE RATIO
March 31, 2007	1.70:1.00
June 30, 2007	1.70:1.00
September 30, 2007	1.70:1.00
December 31, 2007	1.70:1.00
March 31, 2008	1.80:1.00
June 30, 2008	1.90:1.00
September 30, 2008	2.00:1.00
December 31, 2008	2.05:1.00
March 31, 2009	2.10:1.00
June 30, 2009	2.20:1.00
September 30, 2009	2.30:1.00
December 31, 2009	2.40:1.00

FISCAL QUARTER	INTEREST COVERAGE RATIO
March 31, 2010	2.50:1.00
June 30, 2010	2.60:1.00
September 30, 2010	2.70:1.00
December 31, 2010	2.80:1.00
Thereafter	3.00:1.00

(b)      Fixed Charge Coverage Ratio.  Holdings shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2007, to be less than the correlative ratio indicated:

FISCAL QUARTER	FIXED CHARGE COVERAGE RATIO
March 31, 2007	1.30:1.00
June 30, 2007	1.30:1.00
September 30, 2007	1.30:1.00
December 31, 2007	1.30:1.00
March 31, 2008	1.35:1.00
June 30, 2008	1.35:1.00
September 30, 2008	1.40:1.00
December 31, 2008	1.40:1.00
March 31, 2009	1.40:1.00
June 30, 2009	1.40:1.00
September 30, 2009	1.45:1.00
December 31, 2009	1.45:1.00

FISCAL QUARTER	FIXED CHARGE COVERAGE RATIO
March 31, 2010	1.45:1.00
June 30, 2010	1.45:1.00
September 30, 2010	1.50:1.00
December 31, 2010	1.50:1.00
Thereafter	1.50:1.00

(c)      Total Leverage Ratio.  Holdings shall not permit the Total Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2007, to exceed the correlative ratio indicated:

FISCAL QUARTER	TOTAL LEVERAGE RATIO
March 31, 2007	5.75:1.00
June 30, 2007	5.75:1.00
September 30, 2007	5.75:1.00
December 31, 2007	5.50:1.00
March 31, 2008	5.25:1.00
June 30, 2008	5.00:1.00
September 30, 2008	4.75:1.00
December 31, 2008	4.75:1.00
March 31, 2009	4.50:1.00
June 30, 2009	4.50:1.00
September 30, 2009	4.25:1.00
December 31, 2009	4.25:1.00

FISCAL QUARTER	TOTAL LEVERAGE RATIO
March 31, 2010	4.00:1.00
June 30, 2010	4.00:1.00
September 30, 2010	3.75:1.00
December 31, 2010	3.50:1.00
Thereafter	3.50:1.00

(d)      Senior Leverage Ratio.  Holdings shall not permit the Senior Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2007, to exceed the correlative ratio indicated:

FISCAL QUARTER	SENIOR LEVERAGE RATIO
March 31, 2007	3.75:1.00
June 30, 2007	3.75:1.00
September 30, 2007	3.50:1.00
December 31, 2007	3.50:1.00
March 31, 2008	3.25:1.00
June 30, 2008	3.00:1.00
September 30, 2008	2.75:1.00
December 31, 2008	2.75:1.00
March 31, 2009	2.50:1.00
June 30, 2009	2.50:1.00
September 30, 2009	2.25:1.00
December 31, 2009	2.25:1.00

FISCAL QUARTER	SENIOR LEVERAGE RATIO
March 31, 2010	2.00:1.00
June 30, 2010	2.00:1.00
September 30, 2010	2.00:1.00
December 31, 2010	2.00:1.00
Thereafter	2.00:1.00

(e)      Maximum Consolidated Capital Expenditures.  Holdings shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount for Holdings and its Subsidiaries in excess of the corresponding amount set forth below opposite such Fiscal Year; provided, such amount for any Fiscal Year shall be increased by an amount equal to 50% of the excess, if any (without giving effect to any adjustment in accordance with this proviso) over the actual amount of Consolidated Capital Expenditures for the previous Fiscal Year:

FISCAL YEAR	CONSOLIDATED CAPITAL EXPENDITURES
2006	$3,000,000
2007	$3,000,000
2008	$3,000,000
2009	$3,000,000
2010	$3,000,000
2011	$3,000,000
Thereafter	$3,000,000

(f)       Certain Calculations.  With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.08 and for purposes of determining the Applicable Margin, Consolidated Adjusted EBITDA shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission or as reasonably acceptable to the Requisite Lenders, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of Holdings) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

Section 6.09         Fundamental Changes; Disposition of Assets; Acquisitions.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or voluntarily convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, or become a general partner in any partnership, except:

(a)      any Subsidiary of Holdings may be merged with or into any Borrower or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Borrower or any Guarantor Subsidiary; provided, in the case of such a merger, such Borrower or such Guarantor Subsidiary, as applicable shall be the continuing or surviving Person;

(b)      sales, transfers or other dispositions of assets that do not constitute Asset Sales;

(c)      Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds), when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $500,000; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by an Authorized Officer of the applicable Borrower or, if the consideration is greater than $100,000, determined in good faith by the Board of Directors of the applicable Borrower), (2) no less than 75% of such consideration shall be paid in Cash, and (3) the Net Asset Sale Proceeds thereof shall be applied as required in Section 2.30;

(d)      disposals of obsolete, worn out or surplus property;

(e)      Permitted Acquisitions;

(f)       Investments made in accordance with Section 6.07;

(g)      the sale of any Investments permitted under Section 6.07 in the ordinary course of business;

(h)      the use of cash in the ordinary course of business; and

(i)       so long as no Event of Default has occurred and is continuing, any Loan Party may (1) compromise or settle any dispute, claim or legal proceeding with respect to accounts receivable for less than the total unpaid balance thereof, (2) release, wholly or partially, any Person liable for the payment thereof, or (3) allow any credit or discount thereon, in each case in the ordinary course of business.

Section 6.10         Disposal of Subsidiary Interests.

Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.09, no Loan Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except as required by the Loan Documents, nonconsensual Permitted Liens and to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except as required by the Loan Documents, nonconsensual Permitted Liens or to another Loan Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

Section 6.11         Sales and Lease-Backs.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Loan Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings or any of its Subsidiaries to the extent such sale or transfer is otherwise permitted hereunder), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person (other than Holdings or any of its Subsidiaries to the extent such sale or transfer is otherwise permitted hereunder) in connection with such lease.

Section 6.12         Transactions with Shareholders and Affiliates.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Holdings (other than other Loan Parties), unless such transaction (i) has been disclosed to Administrative Agent, and (ii) is on terms that are no less favorable to Holdings or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such an Affiliate; provided the foregoing restriction shall not apply to (a) the payment by Holdings and its Subsidiaries of reasonable and customary fees to members of its and its Subsidiaries’ Boards of Directors and the payment and provisions of reasonable compensation and benefits (including, without limitation, permitted incentive stock plans) to officers; (b) compensation arrangements for officers and other employees of Holdings and its Subsidiaries entered into in the ordinary course of business; (c) issuances of Capital Stock of Holdings to Equity Investors, directors and management of Holdings and its Subsidiaries to the extent permitted under this Agreement; (d)

transactions described in Schedule 6.12; and (e) expense reimbursements and indemnification payments made to Sponsor.

Section 6.13         Conduct of Business.

From and after the Closing Date, no Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Loan Party on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

Section 6.14         Permitted Activities of Holdings.

Holdings shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under this Agreement, the other Loan Documents and the Related Agreements; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section 6.02; (c) engage in any business or activity or own any assets (including, without limitation, Cash and Cash Equivalents) other than (i) holding 100% of the Capital Stock of each Borrower, (ii) performing its obligations and activities incidental thereto under the Loan Documents, and to the extent not inconsistent therewith, the Related Agreements; (iii) making Restricted Junior Payments and Investments to the extent permitted by this Agreement and (iv) maintaining its existence; (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Capital Stock of any of its Subsidiaries; or (f) create or acquire any direct Subsidiary or directly make or own any Investment in any Person other than Borrowers.

Section 6.15         Amendments or Waivers of Certain Related Agreements.

No Loan Party shall nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under any Related Agreement (other than the Senior Subordinated Notes Documents), Material Contract or Organizational Document after the Closing Date in a manner materially adverse to the Lenders without in each case obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

Section 6.16         Amendments or Waivers of with Respect to Senior Subordinated Notes.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, without the prior written consent of Administrative Agent (acting upon instructions of Requisite Lenders), agree to any amendment, modification or supplement to the Senior Subordinated Notes Documents in contravention of the Subordination Agreement.

Section 6.17         Fiscal Year.

No Loan Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from December 31.

ARTICLE SEVEN
GUARANTY

Section 7.01         Guaranty of the Obligations.

Subject to the provisions of Section 7.02, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

Section 7.02         Contribution by Guarantors.

All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty that exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the amount of such other Contributing Guarantor’s Fair Share Shortfall as of such date, with the result that all such contributions will cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date.  “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed.  “Fair Share Shortfall” means, with respect to a Contributing Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Contributing Guarantor over the Aggregate Payments of such Contributing Guarantor.  “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under any Fraudulent Transfer Laws; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.02, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor.  “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.02), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.02.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.  The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.02 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.02.

Section 7.03         Payment by Guarantors.

Subject to Section 7.02, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrowers to pay any of the Guaranteed Obligations when and as the same shall become due (after giving effect to any stated cure periods), whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for any Borrower becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 7.04         Liability of Guarantors Absolute.

Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)      this Guaranty is a guaranty of payment when due (after giving effect to any stated cure periods) and not of collectability.  This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)      Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between any Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c)      the obligations of each Guarantor hereunder are independent of the obligations of Borrowers and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrowers, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against any Borrower or any of such other guarantors and whether or not any Borrower is joined in any such action or actions;

(d)      payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)      any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment thereof or of the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or of the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent with this Agreement or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents or the Hedge Agreements; and

(f)       this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents or the Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) of this Agreement, any of the other Loan Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms of this Agreement or such Loan Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or any of the Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which any Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 7.05         Waivers by Guarantors.

Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default under this Agreement, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any Borrower and notices of any of the matters referred to in Section 7.04 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 7.06         Guarantors’ Rights of Subrogation, Contribution, etc.

Until the Guaranteed Obligations (other than contingent indemnity obligations not then due and payable) shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary.  In addition, until the Guaranteed Obligations (other than contingent indemnity obligations not then due and payable) shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.02.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against such Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations (other than contingent indemnity obligations not then due and payable) shall not have been paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 7.07         Subordination of Other Obligations.

Any Indebtedness of any Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries, at the request of Administrative Agent, and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

Section 7.08         Continuing Guaranty.

This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations (other than contingent indemnity obligations not then due and payable) shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled.  Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 7.09         Authority of Guarantors or Borrowers.

It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or any Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 7.10         Financial Condition of Borrowers.

Any Credit Extension may be made to Borrowers or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrowers at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be.  No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of any Borrower.  Each Guarantor has adequate means to obtain information from Borrowers on a continuing basis concerning the financial condition of each Borrower and its ability to perform its obligations under the Loan Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrowers and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrowers now known or hereafter known by any Beneficiary.

Section 7.11         Bankruptcy, etc.

(a)      So long as any Guaranteed Obligations (other than contingent indemnity obligations not then due and payable) remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any Borrower or any other Guarantor.  The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Borrower or any other Guarantor or by any defense which any Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)      Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Borrower of any portion of such Guaranteed Obligations.  Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)      In the event that all or any portion of the Guaranteed Obligations are paid by Borrowers, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 7.12         Discharge of Guaranty upon Sale of Guarantor.

If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

ARTICLE EIGHT
EVENTS OF DEFAULT

Section 8.01         Events of Default.

If any one or more of the following conditions or events shall occur:

(a)      Failure to Make Payments When Due.  Failure by Borrowers to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit; or (iii) any interest on any Loan or any fee or any other amount due hereunder within five (5) days after the date due; or

(b)      Default in Other Agreements.  (i) Failure of any Loan Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.01(a)) with an aggregate principal amount of $1,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Loan Party with respect to any other material term of (1) one or more items of Indebtedness in the aggregate principal amount referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or (iii) any Event of Default (as defined in the Purchase Agreement); or

(c)      Breach of Certain Covenants.  (i) Failure of any Loan Party to perform or comply with any term or condition contained in Section 2.16, Section 5.02, Section 5.15 or Article Six; or (ii) failure of any Loan Party to perform or comply with any term or condition contained in Section 5.01(a) through (d) and such failure shall not have been remedied or waived within ten (10) Business Days after such failure; or

(d)      Breach of Representations, etc.  Any representation, warranty, certification or other statement made or deemed made by any Loan Party in any Loan Document shall be false in any material respect as of the date made or deemed made; or

(e)      Other Defaults Under Loan Documents.  Any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Section 8.01, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an Authorized Officer of such Loan Party becoming aware of such default or (ii) receipt by Borrowers of notice from Administrative Agent or any Lender of such default; or

(f)       Involuntary Bankruptcy; Appointment of Receiver, etc.  (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g)      Voluntary Bankruptcy; Appointment of Receiver, etc.  (i) Holdings or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Holdings or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its general inability, to pay its debts as such debts become due; or the Board of Directors of Holdings or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.01(f); or

(h)      Judgments and Attachments.  Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $1,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) or any non-monetary judgment which would reasonably be expected to result in a Material Adverse Effect shall be entered or filed against Holdings or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

(i)       Dissolution.  Any order, judgment or decree shall be entered against any Loan Party decreeing the dissolution or split up of such Loan Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(j)       Employee Benefit Plans.  (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $1,000,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA; or

(k)      Change of Control.  A Change of Control shall occur; or

(l)       Guaranties, Collateral Documents and other Loan Documents.  At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral (other than an immaterial amount of Collateral) purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party, or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents; or (iv) the Loans shall cease to constitute senior indebtedness under the subordination provisions of the Senior Subordinated Notes or the Subordination Agreement or, in any case, such subordination provisions shall be invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.01(f) or 8.01(g), automatically, and (2) upon the occurrence and during the continuation of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrowers by Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.06(d) and Section 2.11; (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (D) Administrative Agent shall direct Borrowers to pay (and Borrowers hereby agree upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 8.01(f) and (g) to pay) to Administrative Agent such additional amounts of cash, to be held as security for Borrowers’ reimbursement Obligations in respect of Letters of Credit then outstanding, equal to the Letter of Credit Usage at such time.

ARTICLE NINE
AGENTS

Section 9.01         Appointment and Authority.

RBSS is hereby appointed Lead Arranger hereunder and under the other Loan Documents and each Lender hereby authorizes the Lead Arranger to act as its agent in accordance with the terms hereof and the other Loan Documents.  RBS plc is hereby appointed Administrative Agent, Collateral Agent and Documentation Agent hereunder, and each Lender hereby authorizes Administrative Agent, Collateral Agent and Documentation Agent to act as its agent in accordance with the terms hereof and the other Loan Documents.  RBSS is hereby appointed Syndication Agent hereunder, and each Lender hereby authorizes Syndication Agent to act as its agent in accordance with the terms hereof and the other Loan Documents. Each of the Lenders, the Swing Line Lender and the Issuing Bank hereby irrevocably appoints RBS plc as its agent hereunder and under the other Loan Documents and authorizes each of Administrative Agent and Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent and Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article Nine are solely for the benefit of the Agents, the Lenders and the Issuing Bank, and Borrowers shall not have rights as third party beneficiaries of any of such provisions.  As of the Closing Date, neither RBSS, in its capacity as Syndication Agent, RBS plc in its capacity as Documentation Agent nor RBSS, in its capacity as Lead Arranger, shall have any obligation, but shall be entitled to all benefits of this Article Nine.

Section 9.02         Rights as a Lender.

Each of Administrative Agent and Collateral Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include Administrative Agent and Collateral Agent hereunder in their individual capacities.  Administrative Agent and Collateral Agent and their Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with a Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03         Exculpatory Provisions.

Administrative Agent and Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, Administrative Agent and Collateral Agent:

(a)      shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing,

(b)      shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent or Collateral Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the relevant Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that neither Administrative Agent nor Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent or Collateral Agent to liability or that is contrary to any Loan Document or applicable law, and

(c)      shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by Administrative Agent or Collateral Agent or any of their respective Affiliates in any capacity.

Neither Administrative Agent nor Collateral Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent or Collateral Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.04) or in the absence of its own gross negligence, bad faith or willful misconduct.  Neither Administrative Agent nor Collateral Agent shall be deemed to have knowledge of any Default unless and until notice thereof is given to Administrative Agent or Collateral Agent by a Borrower, a Lender or the Issuing Bank.

Neither Administrative Agent nor Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article Three or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent or Collateral Agent.

Section 9.04         Reliance by Administrative Agent and Collateral Agent.

Each of Administrative Agent and Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each of Administrative Agent and Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan or the issuance of a Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, each of Administrative Agent and Collateral Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless Administrative Agent or Collateral Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  Each of Administrative Agent and Collateral Agent may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05         Delegation of Duties.

Each of Administrative Agent and Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent or Collateral Agent.  Each of Administrative Agent and Collateral Agent and any sub-agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by such sub-agent with the approval of Administrative Agent or Collateral Agent, as applicable (such appointing sub-agent is referred to in this Section 9.05 as an “Appointing Sub-Agent”).  Each of Administrative Agent, Collateral Agent and each such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory, indemnification and other provisions of this Article Nine and of Section 10.02 shall apply to any of the Related Parties of Administrative Agent and Collateral Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as applicable.  All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Article Nine and of Section 10.02 shall apply to each such sub-agent and to the Related Parties of each sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Article Nine were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, Collateral Agent and/or an Appointing Sub-Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent or Collateral Agent and, if applicable, an Appointing Sub-Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 9.06         Resignation of Administrative Agent.

Each of Administrative Agent and Collateral Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and Borrowers.  Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, and, if no Default or Event of Default has occurred and is continuing, then with the consent of Borrowers, not to be unreasonably withheld.  If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Collateral Agent gives notice of its resignation, then the retiring Administrative Agent or Collateral Agent may appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above; provided that if Administrative Agent or Collateral Agent shall notify Borrowers and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Administrative Agent or Collateral Agent on behalf of the Secured Parties or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent or Collateral Agent shall continue to hold such collateral security until such time as a successor Administrative Agent or Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent or Collateral Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Requisite Lenders appoint a successor Administrative Agent or Collateral Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent, and the retiring Administrative Agent or Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by Borrowers to a successor Administrative Agent or Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor.  After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article Nine and Section 10.02 shall continue in effect for the benefit of such retiring Administrative Agent or Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or Collateral Agent was acting as Administrative Agent or Collateral Agent, as applicable.  Any resignation of Administrative Agent pursuant to this Section shall also constitute the resignation of RBS plc or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder.  In such event Borrowers shall prepay any outstanding Swing Line Loans made by the retiring or Administrative Agent in its capacity as Swing Line Lender.

Section 9.07         Non-Reliance on Agents and Other Lenders.

Each Lender, the Swing Line Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender, the Swing Line Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08         No Other Duties, etc.

Anything herein to the contrary notwithstanding, none of the Sole Bookrunner, Sole Lead Arranger, Syndication Agent or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, Collateral Agent, a Lender or the Issuing Bank hereunder.

Section 9.09         Collateral Documents and Guaranty.

(a)      Agents under Collateral Documents and Guaranty.  Each Lender hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents.  Subject to Section 10.04, without further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.04) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.04) have otherwise consented.

(b)      Right to Realize on Collateral and Enforce Guaranty.  Anything contained in any of the Loan Documents to the contrary notwithstanding, (other than Section 10.03), Borrowers, Administrative Agent, Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

Section 9.10         Withholding Taxes.

To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstances that rendered the exemption from or reduction of withholding tax ineffective or for any other reason, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as tax or otherwise, including any penalties or interest and together with any and all expenses incurred.

ARTICLE TEN
MISCELLANEOUS

Section 10.01       Notices; Effectiveness; Electronic Communication.

(a)      Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)      if to any Borrower, to it at 1544 Old Alabama Road, Roswell, Georgia 30076; Attention Jennifer Dorris (Telecopier No. (770) 643-7290; Telephone No. (770) 643-2787);

(ii)     if to Administrative Agent, the Swing Line Lender or RBS plc in its capacity as Issuing Bank, to The Royal Bank of Scotland plc, at 101 Park Avenue, New York, New York 10178; Attention of Jose A. Rosado (Telecopier No. (212) 401-1390; Telephone No. (212) 401-1380), with a copy to Latham & Watkins LLP, at 633 W. 5th Street, Suite 4000, Los Angeles, CA 90071, Attention of John Mendez (Telecopier No. (213) 891-8763; Telephone No. (213) 891-8181); and

(iii)    if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)      Electronic Communications.  Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article Two if such Lender or the Issuing Bank, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  Administrative Agent or any Borrower may, in its reasonable discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)      Change of Address, Etc.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

Section 10.02       Expenses; Indemnity; Damage Waiver.

(a)      Costs and Expenses.  Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of outside counsel for Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Agents, any Lender or the Issuing Bank, including the fees, charges and disbursements of any counsel for the Agents, any Lender or the Issuing Bank, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.  It is understood and agreed by all parties hereto that the foregoing expense reimbursement obligations shall not be applicable to, and shall not be deemed to include, any expenses of any Lender relating solely and exclusively to, or arising solely and exclusively from, such Lender’s ownership, if any, of any Capital Stock of Holdings (other than any Capital Stock received by such Lender in exchange for any Obligations owed to it hereunder).

(b)      Indemnification by Borrowers.  In addition to the payment of expenses pursuant to Section 10.02, Borrowers shall indemnify the Agents (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any outside counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (B) resulted solely from the failure to pay any expenses that a Loan Party is not required to reimburse under Section 10.02(a); provided further that no Loan Party shall have any obligation to any Indemnitee hereunder with respect to Indemnified Liabilities arising out of legal proceedings commenced against a Lender by the assignee of such Lender to the extent such proceedings relate (A) solely to breaches of representations or warranties of such assigning Lender regarding ownership or authority to assign all or a portion of its Commitment or Loans owing to it or other Obligation, or (B) principally to statements or representations made by an assigning Lender to such assignee that were not based upon information supplied by Borrowers; and provided further that Borrowers and the other Loan Parties shall not be required to reimburse the legal fees and expenses of more than one firm of outside counsel (in addition to any reasonably necessary special counsel and up to one local counsel in each applicable local jurisdiction) for all Indemnitees unless, in the reasonable opinion of outside counsel reasonably satisfactory to Borrowers and Administrative Agent, representation of all such Indemnitees would be inappropriate due to the existence of an actual or potential conflict of interest.  It is understood and agreed by all parties hereto that the foregoing indemnity reimbursement obligations shall not be applicable to, and shall not be deemed to include, any losses, claims, damages, liabilities and related expenses of any Lender relating solely and exclusively to, or arising solely and exclusively from, such Lender’s ownership, if any, of any Capital Stock of Holdings (other than any Capital Stock received by such Lender in exchange for any Obligations owed to it hereunder).

(c)      Reimbursement by Lenders.  To the extent that Borrowers fail to pay any amount required under paragraph (a) or (b) of this Section to be paid by them to the Agents (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agents (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agents (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Agents (or any such sub-agent) or Issuing Bank in connection with such capacity.  The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 10.12.

(d)      Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)      Payments.  All amounts due under this Section 10.02 shall be payable not later than ten (10) days after written demand therefor (which writing shall contain a reasonably detailed calculation of such amounts); provided, that if Borrowers have a good faith dispute with respect to such amounts and no Agent or Lender has incurred out-of-pocket expenses with respect thereto, such amounts shall be payable upon the earlier to occur of the resolution of the dispute and thirty (30) days after such written demand.

Section 10.03       Right of Set-Off.

If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, but excluding trust, payroll and tax withholding accounts) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against and on account of any and all of the obligations of such Borrower or such Loan Party then due and owing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, the Issuing Bank or their respective Affiliates may have.  Each Lender and the Issuing Bank agrees promptly to notify Borrowers and

Administrative Agent after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.04       Amendments and Waivers.

(a)      Requisite Lenders’ Consent.  Subject to the additional requirements of Section 10.04(b) and 10.04(c), no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders.

(b)      Affected Lenders’ Consent.  Without the written consent of each Lender  (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)        extend the scheduled final maturity of any Loan or Note;

(ii)       waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii)      extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;

(iv)      reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.22) or any fee payable hereunder or change the cash pay nature of any such interest;

(v)       extend the time for payment of any such interest or fees;

(vi)      reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vii)     amend, modify, terminate or waive any provision of Section 2.26(b), this Section 10.04(b), Section 10.04(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(viii)    amend, directly or indirectly, the definition of “Requisite Lenders” or “Pro Rata Share” (or any other defined terms used to define such terms); provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(ix)      release all or substantially all of the Collateral or all or substantially all of the Guarantors or all or substantially all of the value of the Guaranty from the Guaranty except as expressly provided in the Loan Documents; or

(x)       consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document, except as expressly provided in Section 6.09.

(c)      Other Consents.  No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:

(i)        increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(ii)       amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of Swing Line Lender;

(iii)      amend the definition of “Requisite Class Lenders” without the consent of Requisite Class Lenders of each Class; provided, with the consent of the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of such “Requisite Class Lenders” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(iv)      alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.30 without the consent of Requisite Class Lenders of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;

(v)       amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.11 without the written consent of Administrative Agent and of Issuing Bank;  or

(vi)      amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

Section 10.05       Execution of Amendments, etc.

Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.05 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Loan Party, on such Loan Party.

Section 10.06                     Successors and Assigns; Participations.

(a)                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (except as expressly provided in Section 6.09) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                 Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

(i)             Minimum Amounts.  (A) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and (B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $1,000,000, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii)          Proportionate Amounts.  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes on a non-pro rata basis; and

(iii)       the parties to each assignment shall execute and deliver to Administrative Agent and Borrowers an Assignment and Assumption Agreement (A) via electronic settlement acceptable to Administrative Agent or (B) manually, in each case together with a processing and recordation fee of $3,500 (or as otherwise agreed by Administrative Agent) and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) , but shall continue to be entitled to the benefits of Sections 2.34, 2.35 and 10.02 with respect to facts and circumstances occurring  prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)                  Register.  Administrative Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at its office in New York a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and Borrowers, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrowers and any Lender (solely with respect to that Lender’s Loans and Commitments), at any reasonable time and from time to time upon reasonable prior notice.

(d)                 Participations.  Any Lender may at any time, without the consent of, or notice to, Borrowers or Administrative Agent, sell participations to any Person (other than a natural person or a Borrower or any of a Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver to:  (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the

Participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any Participant if the Participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Loan Documents) supporting the Loans hereunder in which such participant is participating.  Subject to paragraph (e) of this Section, Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.33(c), 2.34, 2.35 and 2.36 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.03 as though it were a Lender, provided such Participant agrees to be subject to Section 2.32 as though it were a Lender.

(e)                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 2.33(c), 2.34, 2.35 and 2.36 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrowers’ prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.36 unless Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrowers, to comply with Section 2.36(e) as though it were a Lender.

(f)                   Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                  SPV Lender.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to Administrative Agent and Borrowers, the option to provide to Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this subsection 10.06, any SPV may (i) with notice to, but without the prior written consent of, Borrowers and Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrowers and Administrative Agent)

providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.  This subsection 10.06(g) may not be amended without the written consent of the SPV.  Notwithstanding anything to the contrary in this Agreement, no SPV shall be entitled to any greater rights under Sections 2.33(c), 2.34, 2.35 or 2.36 than its Granting Lender would have been entitled to absent the use of such SPV.

Section 10.07                     Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.08                     Survival of Representations, Warranties and Agreements.

All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 2.33(c), 2.34, 2.35, 2.36, 10.02 and 10.03 and the agreements of Lenders set forth in Sections 2.33, 9.03 and 10.02 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

Section 10.09                     No Waiver; Remedies Cumulative.

No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents or any of the Hedge Agreements.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 10.10                     Marshalling; Payments Set Aside.

Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Loan Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.11                     Severability.  In case any provision in or obligation hereunder or any Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 10.12                     Obligations Several; Independent Nature of Lenders’ Rights.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder.  Nothing contained herein or in any other Loan Documents, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.13                     Headings.

Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 10.14                     Governing Law; Jurisdiction; Etc.

(a)                 Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND RULE 327(b) OF THE NEW YORK CIVIL PRACTICE LAW AND RULES.

(b)                 Submission to Jurisdiction.  Each Borrower and each other Loan Party irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that any Agent, any Lender or the Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against a Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(c)                  Waiver of Venue.  Each Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                 Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.01.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 10.15                     WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER  LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.16                     Treatment of Certain Information; Confidentiality.

Each of the Agents, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it, its Affiliates and their respective partners, directors, officers, employees, agents, advisors, auditors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to keep such Information confidential in accordance with this Section 10.16), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, provided that the disclosing party will promptly notify the Borrowers of such disclosure to the extent permitted by applicable law, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Agents, any Lender or the Issuing Bank on a nonconfidential basis from a source other than a Borrower or a Person that such disclosing party knows is in breach of a confidentiality obligation to a Loan Party.

For purposes of this Section, “Information” means all information received from any Borrower or any of its Subsidiaries relating to Holdings, Borrowers or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to any Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by a Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.17                     Usury Savings Clause.

Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrowers shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and Borrowers to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrowers.

Section 10.18                     Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Article Three, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.19                     Electronic Execution of Assignments.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.20                     Entire Agreement.

This Agreement represents the entire agreement of the parties with regard to the subject matter hereof, and the terms of any letters and other documentation entered into between any of the parties hereto prior to the execution of this Agreement which relate to Loans to be made hereunder shall be replaced by the terms of this Agreement.

Section 10.21                     Patriot Act Notification.

Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify each Borrower in accordance with the Act.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

MR DEFAULT SERVICES LLC

By:	/s/ Jennifer Dorris
Name: Jennifer Dorris
Title: Vice President, CFO and Secretary

E-DEFAULT SERVICES LLC

By:	/s/ Jennifer Dorris
Name: Jennifer Dorris
Title: Vice President, CFO and Secretary

STATEWIDE TAX AND TITLE SERVICES LLC

By:	/s/ Jennifer Dorris
Name: Jennifer Dorris
Title: Vice President, CFO and Secretary

STATEWIDE PUBLISHING SERVICES LLC

By:	/s/ Jennifer Dorris
Name: Jennifer Dorris
Title: Vice President, CFO and Secretary

MR PROCESSING HOLDING CORP.

By:	/s/ Jennifer Dorris
Name: Jennifer Dorris
Title: Vice President, CFO and Secretary

RBS SECURITIES CORPORATION,
as Sole Lead Arranger, Sole Book Runner and Syndication Agent

By:	/s/ William Stafeil
Name: William Stafeil
Title: Managing Director

THE ROYAL BANK OF SCOTLAND PLC,
as Administrative Agent, Collateral Agent, Documentation Agent, Swing Line Lender, Issuing Bank and a Lender

By:	/s/ William Stafeil
Name: William Stafeil
Title: Managing Director

APPENDIX A-1

TO CREDIT AND GUARANTY AGREEMENT

Initial Term Loan Commitments

LENDER	INITIAL TERM LOAN COMMITMENT	PRO RATA SHARE
The Royal Bank of Scotland plc	$110,000,000.00	100%

Total	$110,000,000.00	100%

A-1-1

APPENDIX A-2

TO CREDIT AND GUARANTY AGREEMENT

Delayed Draw Term Loan Commitments

LENDER	DELAYED DRAW TERM LOAN COMMITMENT	PRO RATA SHARE
The Royal Bank of Scotland plc	$30,000,000.00	100%

Total	$30,000,000.00	100%

A-3-1

APPENDIX A-3

TO CREDIT AND GUARANTY AGREEMENT

Revolving Commitments

LENDER	REVOLVING COMMITMENT	PRO RATA SHARE
The Royal Bank of Scotland plc	$10,000,000.00	100%

Total	$10,000,000.00	100%

A-4-1

SCHEDULE 1.01

TO CREDIT AND GUARANTY AGREEMENT

Consolidated Adjusted EBITDA:

FISCAL QUARTER ENDING	CONSOLIDATED ADJUSTED EBITDA
June 30, 2006	$7,091,644
September 30, 2006	$7,816,682
December 31, 2006	$9,325,170
March 31, 2007

From January 1, 2007 through the Closing Date, historical EBITDA of (i) Holdings and its Subsidiaries and (ii) the businesses acquired in the Phase 1 Acquisitions, as adjusted using the adjustments set forth in the report prepared by PWC with respect to the twelve-month period ended September 30, 2006, plus the actual Consolidated Adjusted EBITDA of Holdings and its Subsidiaries from the Closing Date through March 31, 2007

Consolidated Capital Expenditures:

FISCAL QUARTER ENDING	CONSOLIDATED CAPITAL EXPENDITURES
June 30, 2006	$439,127
September 30, 2006	$190,620
December 31, 2006	$363,789
March 31, 2007	From January 1, 2007 through the Closing Date, $200,000, plus the actual Consolidated Capital Expenditures of Holdings and its Subsidiaries from the Closing Date through March 31, 2007

Taxes on income paid in Cash:

FISCAL QUARTER ENDING	TAXES ON INCOME PAID IN CASH
June 30, 2006	$0
September 30, 2006	$0
December 31, 2006	$0
March 31, 2007	From January 1, 2007 through the Closing Date, $0, plus the actual Taxes on income paid in Cash from the Closing Date through March 31, 2007

DISCLOSURE SCHEDULES

CREDIT AND GUARANTY AGREEMENT

DATED AS OF FEBRUARY 24, 2006

MR PROCESSING HOLDING CORP., AS HOLDINGS,

AND THE OTHER PARTIES THERETO

Schedule 1.01: Designated Consolidated Adjusted EBITDA and Consolidated Capital Expenditures

See attached

Disclosure Schedules

SCHEDULE 1.01

TO CREDIT AND GUARANTY AGREEMENT

Consolidated Adjusted EBITDA:

FISCALQUARTER ENDING	CONSOLIDATED ADJUSTED EBITDA

September 30, 2005	$3,554,353

December 31, 2005	$4,982,567

March 31, 2006

From January 1, 2006 through the Closing Date, historical EBITDA of the acquired businesses, as adjusted using the same adjustments set forth in the PWC report delivered under Section 3.01(r), plus the actual Consolidated Adjusted EBITDA of Holdings and its Subsidiaries from the Closing Date through March 31, 2006

Consolidated Capital Expenditures:

FISCAL QUARTER ENDING	CONSOLIDATED CAPITAL EXPENDITURES

September 30, 2005	$87,500

December 31, 2005	$87,500

March 31, 2006	From January 1, 2006 through the Closing Date, $43,750, plus the actual Consolidated Capital Expenditures of Holdings and its Subsidiaries from the Closing Date through March 31, 2006

Taxes on income paid in Cash:

1

FISCAL QUARTER ENDING	TAXES ON INCOME PAID IN CASH

September 30, 2005	$0

December 31, 2005	$0

March 31, 2006	From January 1, 2006 through the Closing Date, $0, plus the actual Taxes on income paid in Cash from the Closing Date through March 31, 2006

2

Schedule 3.01(h): Closing Date Mortgaged Properties

None.

Schedule 4.01: Jurisdictions of Organization and Qualification

Entity	Jurisdiction of Organization
MR Processing Holding Corp.	Delaware
MR Default Services LLC	Delaware
E-Default Services LLC	Delaware
Statewide Tax and Title Services LLC	Delaware
Statewide Publishing Services LLC	Delaware

Schedule 4.02: Capital Stock and Ownership

Options, Calls, Warrants, Etc.

Holdings will issue options of up to 15% of its fully diluted equity at the closing of the Acquisition. At such closing, options equal to 5% of the fully diluted equity of Holdings will be issued to each of Dan Phelan and Penni Alper and the remaining 5% will be available for issuance to other employees (the “Holdings Option Plan”).

Capital Stock and Ownership

(a)                                  MR Processing Holding Corp.

Total Number of Shares of Common Stock: 1,000,000 Shares

Total Number of Shares of Preferred Stock: 1,000,000 Shares of which 900,000 shall be Series A Convertible Preferred Stock

	Series A Convertible	Series A Convertible
Stockholder	Preferred Shares	Preferred Value
RBS Equity Corporation	30,000	$3,000,000
Great Hill Equity Partners II Limited	200,253	$20,025,362
Partnership
Great Hill Affiliate Partners II Limited	7,629	$762,930
Partnership
Great Hill Equity Partners III, LP	361,858	$36,185,793
Great Hill Investors, LLC	3,504	$350,406
Daniel D. Phelan	35,689	$3,568,877
Penni A. Alper	35,689	$3,568,877
John G. Aldridge, Jr.	35,689	$3,568,877
Shell L. Rutledge	35,689	$3,568,877
	746,000	$74,600,000

(b)                                 MR Default Services LLC

Total Number of Units: 1000 Common Units

Unitholder	Units	% Ownership
MR Processing Holding Corp.	1000 Common Units	100

(c)                                  E-Default Services LLC

Total Number of Units: 1000 Common Units

Unitholder	Units	% Ownership
MR Processing Holding Corp.	1000 Common Units	100

(d)                                 Statewide Tax and Title Services LLC

Total Number of Units: 1000 Common Units

Unitholder	Units	% Ownership
MR Processing Holding Corp.	1000 Common Units	100

(e)                                  Statewide Publishing Services LLC

Total Number of Units: 1000 Common Units

Unitholder	Units	% Ownership
Statewide Tax and Title Services LLC	1000 Common Units	100

Schedule 4.13: Real Estate Assets

Owned Property

None.

Leased Property

Street Address	Lessor	Lessee	Date of Lease	Expiration of Lease
1423 Trae Land, Corporate Ridge Business Park, Douglas County, Georgia	Corporate Ridge I Associates	Statewide Tax and Title Services, LLC	Lease Agreement is dated as of July 28, 2004 Lease Expansion Agreement is dated as of March 2005	February 29, 2008
1544 Old Alabama Rd., Roswell, Georgia	Rubicon Investments LLC, as assignee

MR Default Services LLC, E-Default Services LLC, Statewide Tax and Title Services LLC and Statewide Publishing Services LLC (pursuant to that certain Assignment and Assumption of Lease Agreement dated as of February 24, 2006.

			February 24, 2006	September 30, 2021
900 Holcombs Woods Parkway, Roswell, Georgia (Sublease)	Sublessor: McCalla, Raymer, Padrick, Cobb, Nichols & Clark, LLC	Sublessees: MR Default Services LLC, E-Default Services LLC, Statewide Tax and Title Services LLC, and Statewide Publishing Services LLC	February 24, 2006	September 30, 2021

Schedule 4.16: Material Contracts

1.           The Services Agreement.

2.           The Acquisition Agreement.

Schedule 4.21: Fees

1.               Guardsman Capital Partners, LLC will be paid $1,272,132.67 on February 24, 2006 in connection with Finders Fee Agreement, dated as of March 10, 2005, between Great Hill Equity Partners II, L.P. and Guardsman Capital Partners, LLC.

2.               Croft & Bender LLC will be paid a broker’s fee of $750,000 on February 24, 2006 in connection the transactions contemplated by the Related Agreements.

Schedule 4.29: Agreements with Managers

1.             Holdings Option Plan as described on Schedule 4.02.

Schedule 4.34: Unauthorized UCC Filings

Unauthorized UCC filings listing MR Law as debtor:

Filing No.	Creditor	Jurisdiction	Date of Filing

060-2005-04805	Diani Naja Ba al Mashiyah Bey-E1	Georgia Superior Court, Fulton County	Date Unavailable

060-2005-014955	Diani Naja Ba al Mashiyah Bey-E1	Georgia Superior Court, Fulton County	Filed: 12/06/05 File #: 060200514955

060-2005-15294	Diani Naja Ba al Mashiyah Bey-El	Georgia Superior Court, Fulton County	Amended: 12/14/05 File #: 060200515294 Amended to add Marty M. Stone as Debtor

060-2005-15358	Diani Naja Ba al Mashiyah Bey-El	Georgia Superior Court, Fulton County	Amended: 12/15/05 File: 060200515358 Amended to add Denali Home Loans as Debtor

File Number Unavailable	Diani Naja Ba al Mashiyah Bey-El	Georgia Superior Court, Fulton County	1/5/06

060-2002-00578	Renee Brown Sanders -EL	Georgia Superior Court, Fulton County	01/04/02

060-2002-00578	Renee Sanders	Georgia Superior Court, Fulton County	01/04/02

060-2002-00578	Renee Sanders	Georgia Superior Court, Fulton County	01/04/02

44-2003-0001019	Georgiana Pettrolla Kidd	Georgia Superior Court, De Kalb County	03/07/03

44-2003-001817	Georgiana Pettrolla Kidd	Georgia Superior Court, De Kalb County	04/22/03

Filing No.	Creditor	Jurisdiction	Date of Filing

44-2003-001649	Georgiana Pettrolla Kidd	Georgia Superior Court, De Kalb County	04/14/03

012-2004-0895	Kimberly D. Stubbert	State of Georgia	Date Unavailable

012-2005-0097	Kimberly D. Stubbert	State of Georgia	Date Unavailable

12

Schedule 6.01: Certain Indebtedness

1.                                  Indebtedness arising from American Express Charge Account (account #372720689471004) that has been issued to Thomas Gillis for business purposes by STT. As of the Closing Date, this indebtedness is $0.

2.                                  Lease Agreement (as amended), dated as of December 1, 1999, by and between Rubicon Investments, LLC, as successor to PAR Ventures, LLC, as landlord, and MR Default Services, LLC, E-Default Services, LLC, Statewide Tax and Title Services, LLC, and Statewide Publishing Services, LLC, as successors to McCalla, Raymer, Padrick, Cobb, Nichols & Clark, LLC, as tenant, relating to that certain premises located at 1544 Old Alabama Road. This lease provides for a security interest in all the personal property held at the premises.

3.                                  Sublease Agreement, by and between McCalla, Raymer, Padrick, Cobb, Nichols & Clark, LLC, as sublandlord, and MR Default Services, LLC, E-Default Services, LLC, Statewide Tax and Title Services, LLC, and Statewide Publishing Services, LLC, as subtenants, relating to that certain premises located at 900 Holcombs Woods Parkway, Roswell, Georgia. This lease provides for a security interest in all the personal property held at the premises.

4.                                  All liabilities and obligations of STT under that certain Lease Agreement between Corporate Ridge Associates and Statewide Records Management LLC dated as of July 28, 2004, as amended.

5.                                  Hold Harmless and Indemnity Agreement dated as of February 24, 2006 by and between Dan Phelan, a resident of the State of Georgia, and Holdings.

Schedule 6.02: Certain Liens

1.                                       Lease Agreement (as amended), dated as of December 1, 1999, by and between Rubicon Investments, LLC, as successor to PAR Ventures, LLC, as landlord, and MR Default Services, LLC, E-Default Services, LLC, Statewide Tax and Title Services, LLC, and Statewide Publishing Services, LLC, as successors to McCalla, Raymer, Padrick, Cobb, Nichols & Clark, LLC, as tenant, relating to that certain premises located at 1544 Old Alabama Road. This lease provides for a security interest in all the personal property held at the premises.

2.                                       Sublease Agreement, by and between McCalla, Raymer, Padrick, Cobb, Nichols & Clark, LLC, as sublandlord, and MR Default Services, LLC, E-Default Services, LLC, Statewide Tax and Title Services, LLC, and Statewide Publishing Services, LLC, as subtenants, relating to that certain premises located at 900 Holcombs Woods Parkway, Roswell, Georgia. This lease provides for a security interest in all the personal property held at the premises.

Schedule 6.07: Certain Investments

1.                                       Investments in certain subsidiaries as described on Schedule 4.01.

2.                                       Promissory Note dated August 19, 2005 issued by Brandy Green in favor of STT in the original principal amount of $11,196.00.

Schedule 6.12: Certain Affiliate Transactions

1.                                       Lease Guaranty dated as of February 24, 2006, executed by Dan Phelan the Chief Executive Officer of each of the Borrowers and Holdings, in favor of Corporate Ridge Associates, LLC.

2.                                       Hold Harmless and Indemnity Agreement dated as of February 24, 2006, by and between Dan Phelan, a resident of the State of Georgia, and Holdings.